Exhibit 10.1

Execution Draft

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

Dated as of January 13, 2005

Among

First Avenue Networks, Inc.,

Teligent Services Acquisition, Inc.,

Teligent, Inc.

and

Teligent Services, Inc.

TABLE OF CONTENTS

1.	Definitions		1
	1.1.	Defined Terms	1
	1.2.	Rules of Construction	9

2.	Acquisition of Assets		9
	2.1.	Purchase and Sale of TSI Assets	9
	2.2.	Excluded TSI Assets	11
	2.3.	Assumption of TSI Liabilities	11
	2.4.	TSI Liabilities Not Assumed	11
	2.5.	Purchase and Sale of Teligent Assets	12
	2.6.	Excluded Teligent Assets	13
	2.7.	Assumption of Teligent Liabilities	13
	2.8.	Teligent Liabilities Not Assumed	14
	2.9.	Purchase Price	14
	2.10.	The Closing	15
	2.11.	Deliveries at the TSI Closing	15
	2.12.	Deliveries at the Teligent Closing	16
	2.13.	Employees	17

3.	Representations and Warranties of TSI and Teligent		17
	3.1.	Organization	18
	3.2.	Authorization of Transaction	18
	3.3.	Noncontravention	18
	3.4.	FCC Regulatory Matters	19
	3.5.	Legal and Other Compliance	20
	3.6.	No Material Adverse Effect	20
	3.7.	Litigation	20
	3.8.	Disclosure	21
	3.9.	Consents	21
	3.10.	Financial Statements	21
	3.11.	Brokers’ Fees	21
	3.12.	Taxes	21
	3.13.	Indebtedness; Guarantees	21
	3.14.	Affiliated Transactions	22
	3.15.	Environmental Matters	22
	3.16.	Employee Benefits	22
	3.17.	Contracts	23
	3.18.	Customers and Suppliers	24
	3.19.	Insurance	25
	3.20.	Labor and Employment Matters	25

4.	Representations and Warranties of TSI		26
	4.1.	Title to Assets	26
	4.2.	All Assets Necessary to Conduct Business	26
	4.3.	Absence of Changes	26

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	4.4.	Intellectual Property	27
	4.5.	Real Property; Leases	28
	4.6.	No Illegal Payments, Etc.	28
	4.7.	Assumed Liabilities	29

5.	Representations and Warranties of Teligent		29
	5.1.	Title to Assets	29
	5.2.	All Assets Necessary to Conduct Business	29
	5.3.	Absence of Changes	30
	5.4.	Intellectual Property	30
	5.5.	Real Property; Leases	31
	5.6.	No Illegal Payments, Etc.	32
	5.7.	Assumed Liabilities	32

6.	Representations and Warranties of the Buyer and TS Acquisition		32
	6.1.	Organization of the Buyer	33
	6.2.	Authorization for Transaction	33
	6.3.	Noncontravention	33
	6.4.	Legal and Other Compliance	34
	6.5.	Litigation	34
	6.6.	No Illegal Payments, Etc.	34
	6.7.	Brokers’ Fees	34
	6.8.	Securities	34
	6.9.	SEC Filings; Financial Statements	35
	6.10.	Obligations to Related Parties	35
	6.11.	Title to Properties and Assets; Liens	35
	6.12.	FCC Regulatory Matters	36
	6.13.	Intellectual Property	37
	6.14.	Employees; Employee Benefit Plans	37
	6.15.	Environmental and Safety Laws	38
	6.16.	Tax Returns, Payments and Elections	38
	6.17.	Sarbanes-Oxley Act	38
	6.18.	Subsidiaries	38
	6.19.	Registration Rights	38
	6.20.	Insurance	39

7.	Covenants		39
	7.1.	General	39
	7.2.	Notices and Consents	39
	7.3.	Operation of Business	39
	7.4.	Employee Matters	41
	7.5.	Further Assurances	42
	7.6.	Access	42
	7.7.	Notice of Developments	42
	7.8.	Exclusivity	42
	7.9.	Public Announcements	42
	7.10.	Transfer Taxes	43

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	7.11.	Liquidation	43
	7.12.	Non-Competition Agreements	43
	7.13.	TSI Liquidation	43
	7.14.	Post-Closing Accounts Receivable	43
	7.15.	Post-Liquidation Cash	44

8.	Conditions to Obligation to Close		44
	8.1.	Conditions to Obligation of TS Acquisition	44
	8.2.	Conditions to Obligation of the Buyer	45
	8.3.	Conditions to Obligations of TSI	48
	8.4.	Conditions to Obligations of Teligent	49

9.	Confidentiality		50

10.	Termination		50
	10.1.	Termination of Agreement	50
	10.2.	Effect of Termination	51

11.	Miscellaneous		51
	11.1.	No Survival of Representations and Warranties	51
	11.2.	No Third Party Beneficiaries	51
	11.3.	Entire Agreement	51
	11.4.	Succession and Assignment	51
	11.5.	Counterparts	51
	11.6.	Headings	52
	11.7.	Notices	52
	11.8.	Governing Law	53
	11.9.	Amendments and Waivers	53
	11.10.	Severability	54
	11.11.	Expenses	54
	11.12.	Construction	54
	11.13.	Incorporation of Exhibits and Schedules	54
	11.14.	Specific Performance	54
	11.15.	Waiver of Jury Trial	55
	11.16.	Control of Teligent	55

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Exhibits

A	-	Form of Stock Purchase Warrant

B	-	Form of Bill of Sale (TSI)

C	-	Form of Assignment and Assumption Agreement (TSI)

D	-	Form of Non-Compete Agreement

E	-	Form of Bill of Sale (Teligent)

F	-	Form of Assignment and Assumption Agreement (Teligent)

G	-	Financial Statements

H	-	Form of Third Amended and Restated Registration Rights Agreement

I	-	Form of Investor Representation Letter

J	-	Form of Opinion of Andrews Kurth LLP (TSI)

K	-	Form of Opinion of Andrews Kurth LLP (Teligent)

L	-	Form of Opinion of Ropes & Gray LLP

Schedules

Schedule 2.1(a)	-	Leases and License Agreements (TSI)

Schedule 2.1(f)	-	Contracts (TSI)

Schedule 2.2(a)	-	Excluded TSI Assets – General

Schedule 2.3(a)	-	Assumed Contractual Liabilities (TSI)

Schedule 2.3(b)	-	Assumed Tax Liabilities (TSI)

Schedule 2.4(e)	-	Excluded TSI Liabilities

Schedule 2.5(a)	-	Licenses (Teligent)

Schedule 2.5(e)	-	Intellectual Property (Teligent)

Schedule 2.5(g)	-	Contracts (Teligent)

Schedule 2.6(a)	-	Excluded Teligent Assets – General

Schedule 2.7(a)	-	Assumed Contractual Liabilities (Teligent)

Schedule 2.8(e)	-	Excluded Teligent Liabilities

Schedule 2.13	-	Retained Employees

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AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

This Amended and Restated Asset Purchase Agreement (the “Agreement”) is entered into as of January 13, 2005, by and among First Avenue Networks, Inc., a Delaware corporation (the “Buyer,” which term shall include the Purchase Subsidiary, except as the context otherwise requires), Teligent Services Acquisition, Inc., a Delaware corporation (“TS Acquisition”), Teligent Services, Inc., a Delaware corporation (“TSI”), and Teligent, Inc., a Delaware corporation (“Teligent”). The Buyer, TS Acquisition, TSI and Teligent are collectively referred to herein as the “Parties.”

WHEREAS, TS Acquisition wishes to purchase, and TSI wishes to sell, substantially all of TSI’s assets to TS Acquisition in exchange for the TSI Stock Consideration and the assumption by TS Acquisition of the Assumed TSI Liabilities, as those terms are defined herein (the “TSI Transaction”);

WHEREAS, TSI wishes to dissolve and liquidate immediately following the TSI Closing (as such term is defined herein), at which time all of the remaining assets of TSI, including without limitation the TSI Stock Consideration (as such term is defined herein), shall be distributed to Teligent, as the sole stockholder of TSI (the “TSI Liquidation”);

WHEREAS, following the TSI Closing and TSI Liquidation, the Buyer wishes to purchase, and Teligent wishes to sell, substantially all of Teligent’s assets, including without limitation the TSI Stock Consideration distributed to Teligent in connection with the TSI Liquidation, to the Buyer in exchange for the Teligent Stock Consideration and the assumption by the Buyer of the Assumed Teligent Liabilities, as those terms are defined herein (the “Teligent Transaction”);

WHEREAS, Teligent wishes to dissolve and liquidate immediately following the Teligent Closing (as such term is defined herein), at which time any remaining shares of Buyer stock shall be distributed to the stockholders of Teligent, any remaining cash shall be distributed to the Buyer and any other assets shall be abandoned (the “Teligent Liquidation”); and

WHEREAS, the Parties desire that the TSI Transaction and TSI Liquidation qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the Teligent Transaction and Teligent Liquidation qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

1.1. Defined Terms.

“Acquired Assets” means the Acquired Teligent Assets and the Acquired TSI Assets.

“Acquired Intellectual Property” means all Intellectual Property included in the Acquired Assets.

“Acquired Teligent Assets” has the meaning set forth in § 2.5.

“Acquired TSI Assets” has the meaning set forth in § 2.1.

“Action” means any claim, action, cause of action or suit (in contract or tort or otherwise), litigation, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Affiliate” means, as to any specified Person at any time, (i) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (ii) each Person who is or has been within two years prior to the time in question an officer, director or direct or indirect beneficial holder of at least 10% of any class of the outstanding capital stock of such specified Person and the Members of the Immediate Family of each such officer, director or holder (and, if such specified Person is a natural person, of such specified Person) and (iii) each Person of which such specified Person or an Affiliate (as defined in clauses (i) or (ii) above) thereof shall, directly or indirectly, beneficially own at least 10% of any class of outstanding capital stock or other evidence of beneficial interest at such time.

“Agreement” has the meaning set forth in the preamble above.

“Assumed Teligent Liabilities” has the meaning set forth in § 2.7.

“Assumed TSI Liabilities” has the meaning set forth in § 2.3.

“Balance Sheet Date” means December 31, 2003, the date of the last audited balance sheet of Teligent.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could reasonably form the basis for any specified consequence.

“Business Day” means any day on which banking institutions in New York, New York are customarily open for the purpose of transacting business.

“Buyer” has the meaning set forth in the preamble above.

“Buyer Common Stock” means the common stock, $0.001 par value per share, of the Buyer.

“Buyer Disclosure Schedule” has the meaning set forth in § 6.

“Buyer Intellectual Property” has the meaning set forth in § 6.13.

“Buyer Material Adverse Effect” means (i) any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate with any other change, effect, event, occurrence, state of facts, circumstance or development is materially adverse to the business, assets, properties, results of operations or financial condition of the Buyer and its Subsidiaries (taken as a whole), or (ii) a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement, other than in either instance resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (i) the effect of any change that generally affects the wireless broadband industry in which the Buyer operates, or (ii) the effect of any action taken by TSI, Teligent or their Affiliates with respect to the transactions contemplated hereby or with respect to the Buyer.

“Buyer Wireless Licenses” has the meaning set forth in § 6.12.

“By-laws” means, with respect to any Person (other than an individual), all by-laws relating to such Person, as from time to time in effect.

“Charter” means the certificate or articles of incorporation or organization, statute, constitution, joint venture, limited liability company or partnership agreement or articles or other charter documents of any Person (other than an individual), each as from time to time in effect.

“COBRA Regulations” has the meaning set forth in § 7.4.

“Code” means the federal Internal Revenue Code of 1986 or any successor statute, and the rules and regulations thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

“Communications Act” has the meaning set forth in § 3.4(a).

“Contractual Obligation” means, with respect to any Person, any contract, agreement, instrument, document, deed, mortgage, lease, license, or other legally binding commitment, undertaking, arrangement or understanding, written or oral, including without limitation any document or instrument evidencing or otherwise relating to any indebtedness or guarantee but excluding the Charter and By-laws of such Person, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property or right of such Person is subject or bound.

“Employee Plan” has the meaning set forth in § 3.16(a).

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, whether now or hereafter in effect, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise Hazardous Substances, wastes or materials.

“ERISA” has the meaning set forth in § 3.16(a).

“Excluded Teligent Assets” has the meaning set forth in § 2.6.

“Excluded Teligent Liabilities” has the meaning set forth in § 2.8.

“Excluded TSI Assets” has the meaning set forth in § 2.2.

“Excluded TSI Liabilities” has the meaning set forth in § 2.4.

“FCC” means the Federal Communications Commission of the United States.

“FCC Consents” has the meaning set forth in § 8.2(g).

“Financial Statements” has the meaning set forth in § 3.10.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with their application in the audited financial statements for the year ended December 31, 2003 referred to in § 3.10.

“Governmental Authority” means any Federal, state, municipal, county, local, foreign or any other governmental or quasi-governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, board, bureau or division thereof) or any arbitral body.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means the entire right, title and interest in and to all intellectual property rights of every kind and nature, including patents, copyrights, Trademarks, mask works, trade secrets, all applications for any of the foregoing, and any Contractual Obligations granting rights related to the foregoing, in each case, (i) subsisting in, covering, reading on, directly applicable to or existing in the TSI Products, Teligent Products, TSI Technology or Teligent Technology, including, without limitation, all Intellectual Property identified in Schedule 2.5(e);

or (ii) that are owned, licensed or controlled in whole or in part by TSI or Teligent and relate to the TSI Business or Teligent Business, respectively.

“Joint Disclosure Schedule” has the meaning set forth in § 3.

“Knowledge” means actual knowledge after reasonable investigation.

“LD Sale Agreement” means that certain Asset Purchase Agreement dated as of September 2, 2004 by and between Startec Global Operating Company, Startec Global Licensing Company and Teligent Services, Inc., as amended from time to time in accordance with the terms thereof.

“Lease” has the meaning set forth in Section 2.1(a).

“Legal Requirement” means any federal, state, local or foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution or promulgation, or any order, judgment or decree of any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law.

“Liability” means any debt, liability, obligation or commitment (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including, without limitation, any liability for Taxes.

“Licenses” means the licenses granted by the FCC listed on Schedule 2.5(a) hereto.

“Lien” means any mortgage, pledge, lien, security interest, option to purchase, charge, adverse or prior claim, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including without limitation a capital lease), or transfer for the purpose of subjection to the payment of any debt or other obligation, whether relating to any property or right or the income or profits therefrom.

“Long Distance Business” means the portion of the TSI Business involving the reselling of dedicated and switched long distance services purchased from Global Crossing Bandwidth, Inc. to consumer and business customers.

“Majority Stockholder” means Aspen Partners Series A, a series of Aspen Capital Partners, L.P., the majority stockholder of Teligent.

“Members of the Immediate Family” with respect to any individual, means each spouse, parent, brother, sister or child of such individual, each spouse of any such Person, each child of any of the aforementioned Persons, each trust created in whole or in part for the benefit of one or more of the aforementioned Persons and each custodian or guardian of any property of one or more of the aforementioned Persons.

“Ordinary Course of Business” means (i) the ordinary course of TSI’s business with respect to the TSI Business and (ii) the ordinary course of Teligent’s business with respect to the

Teligent Business, each consistent with past custom and practice (including with respect to quantity and frequency).

“Parties” has the meaning set forth in the preamble above.

“Permitted Liens” means liens for current taxes not yet due and payable and minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets which may be subject thereto or materially impair the operations of the Person in question.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

“Plan of Reorganization” means the Plan of Reorganization of Teligent, approved by the United States Bankruptcy Court for the Southern District of New York, Case No. 01-12974 (SMB), on the Reorganization Date.

“Purchase Subsidiary” means First Avenue Licenses, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Buyer.

“Related Entity” has the meaning set forth in § 3.16(a).

“Reorganization Date” means September 12, 2002, the date on which Teligent’s Plan of Reorganization was confirmed.

“SEC” means the United States Securities and Exchange Commission.

“Seller Plan” has the meaning set forth in § 3.16(a).

“Singh Option” means that certain option granted to Dr. Rajendra Singh pursuant to the Teligent 2004 Stock Option Plan and evidenced by the Non-Incentive Stock Option Agreement dated June 28, 2004.

“Stockholder” means the holders of the capital stock of Teligent.

“Subsidiary” means with respect to any Person, (i) any corporation, limited partnership, limited liability company or other entity at least a majority of whose outstanding voting stock is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; (ii) any general partnership, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests shall at the time be owned by such Person, or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; and (iii) any limited partnership of which such Person or any of its Subsidiaries is a general partner. For the purposes of this definition, “voting stock” means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Teligent” has the meaning set forth in the preamble above.

“Teligent Business” shall mean the business of Teligent as such business is currently conducted.

“Teligent Closing” has the meaning set forth in § 2.10(b).

“Teligent Closing Date” has the meaning set forth in § 2.10(b).

“Teligent Common Stock” means the common stock, $0.01 par value per share, of Teligent.

“Teligent Contracts” has the meaning set forth in § 2.5(g).

“Teligent Disclosure Schedule” has the meaning set forth in § 5.

“Teligent Liquidation” has the meaning set forth in the recitals above.

“Teligent Material Adverse Effect” means (i) any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate with any other change, effect, event, occurrence, state of facts, circumstance or development is materially adverse to the business, assets, properties, results of operations or financial condition of Teligent and its Subsidiaries (taken as a whole, and whether in the hands of the Buyer or Teligent) or (ii) a material adverse effect on the ability of Teligent to consummate the transactions contemplated by this Agreement, other than in either instance resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (i) the effect of any change that generally affects the wireless broadband industry in which Teligent or its Subsidiaries operate, or (ii) the effect of any action taken by the Buyer or its executive officers with respect to the transactions contemplated hereby or with respect to Teligent.

“Teligent Products” means all current products and services of Teligent relating to the Teligent Business, any subsequent versions of such products currently being developed by or on behalf of Teligent, any products currently being developed by or on behalf of Teligent which are designed to supersede, replace or function as a component of such products, and any upgrades, enhancements, improvements and modifications to the foregoing.

“Teligent Stock Consideration” has the meaning set forth in § 2.9(b).

“Teligent Technology” means all inventions, copyrightable works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation, and manuals), computer software, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, in each case as used by Teligent in the Teligent Business, including improvements, modifications, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise.

“Teligent Transaction” has the meaning set forth in the recitals above.

“Trademarks” means any trademarks, service marks, trade dress, and logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

“Transaction Document” means each of this Agreement, the Bill of Sale referred to in § 2.11(a), the Assignment and Assumption Agreement referred to in § 2.11(a), the Non-Compete Agreement referred to in § 2.11(a), the Bill of Sale referred to in § 2.12(a), the Assignment and Assumption Agreement referred to in § 2.12(a), the Non-Compete Agreement referred to in § 2.12(a) and the Third Amended and Restated Registration Rights Agreement.

“TS Acquisition” has the meaning set forth in the preamble above.

“TSI” has the meaning set forth in the preamble above.

“TSI Business” shall mean the business of TSI as such business is currently conducted.

“TSI Closing” has the meaning set forth in § 2.10(a).

“TSI Closing Date” has the meaning set forth in § 2.10(a).

“TSI Contracts” has the meaning set forth in § 2.1(f).

“TSI Disclosure Schedule” has the meaning set forth in § 4.

“TSI Liquidation” has the meaning set forth in the recitals above.

“TSI Material Adverse Effect” means (i) any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate with any other change, effect, event, occurrence, state of facts, circumstance or development is materially adverse to the business, assets, properties, results of operations or financial condition of TSI (taken as a whole, and whether in the hands of TS Acquisition or TSI) or (ii) a material adverse effect on the ability of TSI to consummate the transactions contemplated by this Agreement, other than in either instance resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (i) the effect of any change that generally affects the wireless broadband industry in which TSI operates, or (ii) the effect of any action taken by TS Acquisition or its executive officers with respect to the transactions contemplated hereby or with respect to TSI.

“TSI Products” means all current products and services of TSI relating to the TSI Business, any subsequent versions of such products currently being developed by or on behalf of TSI, any products currently being developed by or on behalf of TSI which are designed to supersede, replace or function as a component of such products, and any upgrades, enhancements, improvements and modifications to the foregoing.

“TSI Stock Consideration” has the meaning set forth in § 2.9(a).

“TSI Technology” means all inventions, copyrightable works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation, and manuals), computer software, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, in each case as used by TSI in the TSI Business, including improvements, modifications, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise.

“TSI Transaction” has the meaning set forth in the recitals above.

“WARN” means the Worker Adjustment and Retraining Act of 1988, as from time to time in effect.

“Warrant Consideration” has the meaning set forth in § 2.9(b).

“Welfare Plan” has the meaning set forth in § 3.16(a).

1.2. Rules of Construction. The following provisions shall be applied wherever appropriate herein: (a) “herein”, “hereby”, “hereunder”, “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used; (b) all definitions set forth herein shall include the singular and the plural; (c) wherever used herein, any pronoun shall be deemed to include both the singular and plural and to cover all genders; (d) except as otherwise stated herein, all references or citations in this Agreement to statutes or regulations or statutory regulatory provisions, shall, when the context requires, be considered citations to such statutes, regulations or provisions as in effect as of the Closing Date; and (e) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to, this Agreement unless another agreement is specified.

2.	Acquisition of Assets.

2.1. Purchase and Sale of TSI Assets. TSI agrees to sell and transfer to TS Acquisition, and TS Acquisition agrees to purchase from TSI at the TSI Closing, subject to the exclusions contained in § 2.2 and subject to and upon the other terms and conditions contained herein, free and clear of any Lien whatsoever arising by, through or under TSI, other than Permitted Liens, all right, title and interest in, to and under all assets of TSI, which without limitation include the following (collectively, the “Acquired TSI Assets”):

(a) The leases and the related agreements (including those leases in the form of licenses) (each a “Lease”) listed on Schedule 2.1(a) hereto;

(b) All assets, including equipment, licenses and contracts, associated with the TSI Business and all inventory of radio and other wireless equipment;

(c) All other assets of TSI which were used or useful in the conduct of the TSI Business on the Balance Sheet Date, and all assets of TSI that have been acquired since the Balance Sheet Date for use or used in the TSI Business (other than assets that have been disposed of in the Ordinary Course of Business since the Balance Sheet Date), including without limitation all such assets as constitute tangible personal property (such as wireless and other equipment, inventories, supplies, parts, and computer and office equipment and furniture) used or useful in connection with the conduct of the TSI Business;

(d) All rights of TSI under all licenses, permits, authorizations, orders, registrations, certificates, approvals, consents and franchises used or useful in connection with the conduct of the TSI Business or any pending applications relating to any of the foregoing;

(e) All customer, distributor, supplier and mailing lists used or useful in connection with the conduct of the TSI Business;

(f) All rights of TSI under Contractual Obligations relating to the conduct of the TSI Business (the “TSI Contracts”) listed on Schedule 2.1(f);

(g) To the extent that, as of the TSI Closing, TSI has not received all payments due to it under the LD Sale Agreement, the right to receive any such payments net of any reasonable expenses incurred by TSI after the closing in connection therewith;

(h) All files, plans, documents, correspondence, lists, drawings, notebooks, specifications, creative materials, advertising and promotional materials, marketing materials, studies, reports, equipment repair, maintenance or service records relating to the conduct of the TSI Business whether written or electronically stored or otherwise recorded; and

(i) All cash, cash equivalents and accounts receivable of TSI as of the TSI Closing.

2.2. Excluded TSI Assets. There shall be excluded from the Acquired TSI Assets to be sold, assigned, transferred, conveyed and delivered to TS Acquisition hereunder, and to the extent in existence on the TSI Closing Date, there shall be retained by TSI, the following assets, properties and rights (collectively, the “Excluded TSI Assets”):

(a) All assets described on Schedule 2.2(a);

(b) The LD Sale Agreement and the assets being sold pursuant to the LD Sale Agreement;

(c) The Teligent Services and Smartwave Communications names and related Intellectual Property; and

(d) All other assets as TS Acquisition and TSI may mutually agree upon at any time at or prior to the TSI Closing.

2.3. Assumption of TSI Liabilities. On the terms and subject to the conditions set forth herein, from and after the TSI Closing, TS Acquisition will assume and satisfy or perform when due only the following Liabilities of TSI (the “Assumed TSI Liabilities”):

(a) All Liabilities under those TSI Contracts and Leases listed on Schedule 2.3(a), whether arising before or after the TSI Closing;

(b) All Liabilities of TSI for Taxes as set forth on Schedule 2.3(b); and

(c) All Liabilities relating to or arising out of the ownership, operation or use by TSI of the Acquired TSI Assets, before the TSI Closing, incurred in the Ordinary Course of Business;

provided, however, that the Assumed TSI Liabilities shall in no event include any Excluded TSI Liability.

2.4. TSI Liabilities Not Assumed. Except as expressly set forth in § 2.3 of this Agreement, and without increasing the scope of the Assumed TSI Liabilities by implication, TS Acquisition will not assume, perform or satisfy any Liabilities of TSI not specifically contemplated by § 2.3 to be Assumed TSI Liabilities nor any of the following Liabilities (whether or not contemplated by § 2.3) (collectively, the “Excluded TSI Liabilities”):

(a) Any Liability to the extent that it relates to or arises out of any of the following: (i) any Excluded TSI Asset, (ii) any Liability of TSI which is not an Assumed TSI Liability, or (iii) the non-performance of any covenant or obligation to be performed under this Agreement by TSI at any time;

(b) Any Liability that relates to or arises out of payments made or owed to or benefits of any kind provided or owed to TSI’s or Teligent’s employees and consultants or former employees and consultants, including, without limitation, (i) as a result of the sale of the Acquired TSI Assets or as a result of the termination by TSI of any employees, (ii) any Liability arising out of, or relating to, WARN, (iii) any Liability to provide former employees so-called COBRA continuation coverage, (iv) any Liability in respect of medical and other benefits for existing and future retirees, (v) any Liability in respect of work-related employee injuries or worker’s compensation claims, (vi) any Liability arising out of or with respect to any Employee Plan (including without limitation any

Liability arising out of or with respect to the funding, administration or termination of any Employee Plan), and (vii) any Liability for bonuses or other severance obligations;

(c) Any Liability arising out of or with respect to the time period prior to the Reorganization Date, except for Liabilities described in Section 2.3(a) arising out of or with respect to the time period prior to the Reorganization Date to the extent such Liabilities were not discharged under Teligent’s Plan of Reorganization;

(d) Any Liability of TSI for Taxes other than as set forth on Schedule 2.3(b); and

(e) Any Liability specifically listed on Schedule 2.4(e).

2.5. Purchase and Sale of Teligent Assets. Teligent agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase from Teligent at the Teligent Closing, subject to the exclusions contained in § 2.6 and subject to and upon the other terms and conditions contained herein, free and clear of any Lien whatsoever arising by, through or under Teligent, other than Permitted Liens, all right, title and interest in, to and under all assets of Teligent, which without limitation include the following (collectively, the “Acquired Teligent Assets”):

(a) The Licenses listed on Schedule 2.5(a) and all other licenses, permits, authorizations and approvals from all Governmental Authorities with respect to the foregoing;

(b) All assets, including equipment, licenses and contracts, associated with the Teligent Business and all inventory of radio and other wireless equipment;

(c) All other assets of Teligent which were used or useful in the conduct of the Teligent Business on the Balance Sheet Date, and all assets of Teligent that have been acquired since the Balance Sheet Date for use or used in the Teligent Business (other than assets that have been disposed of in the Ordinary Course of Business since the Balance Sheet Date), including without limitation all such assets as constitute tangible personal property (such as wireless and other equipment, inventories, supplies, parts, and computer and office equipment and furniture) used or useful in connection with the conduct of the Teligent Business;

(d) All other rights of Teligent under all licenses, permits, authorizations, orders, registrations, certificates, approvals, consents and franchises used or useful in connection with the conduct of the Teligent Business or any pending applications relating to any of the foregoing;

(e) All Intellectual Property of Teligent used or useful in connection with the conduct of the Teligent Business, goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interest therein, including, without limitation, the Intellectual Property described on Schedule 2.5(e);

(f) All customer, distributor, supplier and mailing lists used or useful in connection with the conduct of the Teligent Business;

(g) All rights of Teligent under Contractual Obligations relating to the conduct of the Teligent Business (the “Teligent Contracts”) listed on Schedule 2.5(g);

(h) To the extent that, as of the Teligent Closing, Teligent has not received all payments due to it under the LD Sale Agreement, the right to receive any such payments net of any reasonable expenses incurred by Teligent after the closing in connection therewith;

(i) All files, plans, documents, correspondence, lists, drawings, notebooks, specifications, creative materials, advertising and promotional materials, marketing materials, studies, reports, equipment repair, maintenance or service records relating to the conduct of the Teligent Business whether written or electronically stored or otherwise recorded;

(j) The 1,972,128 shares of Buyer Common Stock issued to TSI in connection with the TSI Closing and subsequently distributed to Teligent; and

(k) All cash, cash equivalents and accounts receivable of Teligent as of the Teligent Closing.

2.6. Excluded Teligent Assets. There shall be excluded from the Acquired Teligent Assets to be sold, assigned, transferred, conveyed and delivered to the Buyer hereunder, and to the extent in existence on the Teligent Closing Date, there shall be retained by Teligent, the following assets, properties and rights (collectively, the “Excluded Teligent Assets”):

(a) All assets described on Schedule 2.6(a);

(b) The LD Sale Agreement and the assets being sold pursuant to the LD Sale Agreement;

(c) The Teligent, Teligent Services and Smartwave Communications names and related Intellectual Property; and

(d) All other assets as the Buyer and Teligent may mutually agree upon at any time at or prior to the Teligent Closing.

2.7. Assumption of Teligent Liabilities. On the terms and subject to the conditions set forth herein, from and after the Teligent Closing, the Buyer will assume and satisfy or perform when due only the following Liabilities of Teligent (the “Assumed Teligent Liabilities”):

(a) All Liabilities under those Teligent Contracts listed on Schedule 2.7(a), whether arising before or after the Teligent Closing; and

(b) All Liabilities relating to or arising out of the ownership, operation or use by Teligent of the Acquired Teligent Assets, before the Teligent Closing, incurred in the Ordinary Course of Business;

provided, however, that the Assumed Teligent Liabilities shall in no event include any Excluded Teligent Liability.

2.8. Teligent Liabilities Not Assumed. Except as expressly set forth in § 2.7 of this Agreement, and without increasing the scope of the Assumed Teligent Liabilities by implication, the Buyer will not assume, perform or satisfy any Liabilities of Teligent not specifically contemplated by § 2.7 to be Assumed Teligent Liabilities nor any of the following Liabilities (whether or not contemplated by § 2.3) (collectively, the “Excluded Teligent Liabilities”):

(a) Any Liability to the extent that it relates to or arises out of any of the following: (i) any Excluded Teligent Asset, (ii) any Liability of Teligent which is not an Assumed Teligent Liability, or (iii) the non-performance of any covenant or obligation to be performed under this Agreement by Teligent at any time;

(b) Any Liability that relates to or arises out of payments made or owed to or benefits of any kind provided or owed to Teligent’s or its Subsidiaries’ employees and consultants or former employees and consultants, including, without limitation, (i) as a result of the sale of the Acquired TSI Assets or the Acquired Teligent Assets or as a result of the termination by Teligent or TSI of any employees, (ii) any Liability arising out of, or relating to, WARN, (iii) any Liability to provide former employees so-called COBRA continuation coverage, (iv) any Liability in respect of medical and other benefits for existing and future retirees, (v) any Liability in respect of work-related employee injuries or worker’s compensation claims, (vi) any Liability arising out of or with respect to any Employee Plan (including without limitation any Liability arising out of or with respect to the funding, administration or termination of any Employee Plan), and (vii) any Liability for bonuses or other severance obligations;

(c) Any Liability arising out of or with respect to the time period prior to the Reorganization Date, except for Liabilities described in Section 2.7(a) arising out of or with respect to the time period prior to the Reorganization Date to the extent such Liabilities were not discharged under Teligent’s Plan of Reorganization;

(d) Any Liability of Teligent for Taxes; and

(e) Any Liability specifically listed on Schedule 2.8(e).

2.9. Purchase Price.

(a) In consideration for the Acquired TSI Assets, TS Acquisition agrees to assume the Assumed TSI Liabilities and to cause to be delivered to TSI at the TSI Closing 393,418 shares of Buyer Common Stock (the “TSI Stock Consideration”). The number of shares of Buyer Common Stock comprising the TSI Stock Consideration shall be appropriately adjusted in the case of any stock split, stock dividend, recapitalization or other similar event affecting the Buyer Common Stock effected prior to the TSI Closing.

(b) In consideration for the Acquired Teligent Assets, and subject to adjustment as provided in § 2.9(c), the Buyer agrees to assume the Assumed Teligent Liabilities and to deliver to Teligent at the Teligent Closing (i) 25,194,647 shares of Buyer Common Stock (the “Teligent Stock Consideration”) plus (ii) a warrant, in substantially the form attached hereto as Exhibit A (the “Warrant Consideration”), issued in the name of Dr. Rajendra Singh to purchase 2,519,464 shares of Buyer Common Stock. The number of shares of Buyer Common Stock comprising the Teligent Stock Consideration shall be appropriately adjusted in the case of any stock split, stock dividend, recapitalization or other similar event affecting the Buyer Common Stock effected prior to the Teligent Closing.

(c) Adjustment to Purchase Price.

(i) The Teligent Stock Consideration shall be increased by 3,149.33 shares of Buyer Common Stock for each share of Teligent Common Stock issued pursuant to any exercise of the Singh Option on or prior to the Teligent Closing;

(ii) The Warrant Consideration shall be adjusted such that the number of shares for which the warrant comprising the Warrant Consideration is exercisable is reduced by the number of additional shares of Buyer Common Stock issuable as Teligent Stock Consideration pursuant to § 2.9(c)(i); and

(iii) The amount of cash included in the Acquired Teligent Assets shall include no less than $6,250 for each share of Teligent Common Stock issued pursuant to any exercise of the Singh Option.

2.10. The Closing.

(a) The closing of the TSI Transaction (the “TSI Closing”) shall take place at the offices of Ropes & Gray LLP, One International Place, Boston, MA at 10 a.m. on Thursday, January 13, 2005, or on such other date and at such other time as may be mutually agreed by the Parties (the “TSI Closing Date”).

(b) The closing of the Teligent Transaction (the “Teligent Closing”) shall take place at the offices of Ropes & Gray LLP, One International Place, Boston, MA on such date and at such time subsequent to the TSI Liquidation and within two business days of the TSI Closing as mutually agreed by the Parties (or such other date and time as the Parties shall agree, the “Teligent Closing Date”).

2.11. Deliveries at the TSI Closing.

(a) At the TSI Closing, TSI shall deliver to TS Acquisition:

(i) A Bill of Sale in the form of Exhibit B hereto;

(ii) An Assignment and Assumption Agreement in the form of Exhibit C hereto;

(iii) Such other instruments of sale, transfer, conveyance and assignment as TS Acquisition and its counsel may reasonably request;

(iv) A tax clearance certificate from the Commonwealth of Virginia; and

(v) A Non-Compete Agreement executed by TSI in the form of Exhibit D hereto.

(b) At the TSI Closing, TS Acquisition shall deliver to TSI:

(i) A stock certificate representing the TSI Stock Consideration registered in the name of Teligent Services, Inc.; and

(ii) All such other documents and instruments as TSI or its counsel shall reasonably request to consummate or evidence the transactions contemplated hereby.

(c) At the TSI Closing, the Parties shall deliver the certificates, opinions of counsel and other documents described in §§ 8.1 and 8.3 hereof, respectively, unless waived by TS Acquisition or TSI in writing.

(d) All of the documents and instruments delivered at the TSI Closing shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the Parties’ respective counsel.

2.12. Deliveries at the Teligent Closing.

(a) At the Teligent Closing, Teligent shall deliver to the Buyer:

(i) A Bill of Sale in the form of Exhibit E hereto;

(ii) An Assignment and Assumption Agreement in the form of Exhibit F hereto;

(iii) Such other instruments of sale, transfer, conveyance and assignment as the Buyer and its counsel may reasonably request;

(iv) A tax clearance certificate from the Commonwealth of Virginia;

(v) Any original documentation from the FCC relating to the Licenses transferred at the Teligent Closing;

(vi) A fully executed stock power, the stock certificate representing the TSI Stock Consideration and any other documentation deemed necessary by the Buyer to transfer the TSI Stock Consideration to the Buyer; and

(vii) A Non-Compete Agreement executed by Teligent in the form of Exhibit D hereto.

(b) At the Teligent Closing, the Buyer shall deliver to Teligent:

(i) A stock certificate representing the Teligent Stock Consideration registered in the name of Teligent, Inc.;

(ii) A warrant representing the Warrant Consideration; and

(iii) All such other documents and instruments as Teligent or its counsel shall reasonably request to consummate or evidence the transactions contemplated hereby.

(c) At the Teligent Closing, the Parties shall deliver the certificates, opinions of counsel and other documents described in §§ 8.2 and 8.4 hereof, respectively, unless waived by the Buyer or Teligent in writing.

(d) All of the documents and instruments delivered at the Teligent Closing shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the Parties’ respective counsel.

2.13. Employees. Each of TSI and Teligent acknowledges and agrees that neither the Buyer nor TS Acquisition is obligated to offer employment to or to hire any employee of TSI or Teligent, and that TSI and Teligent shall retain all Liabilities with respect to all of TSI’s and Teligent’s employees. As set forth in § 7.4 hereof, each of TSI and Teligent is obligated to terminate the employment of all of their respective employees prior to the TSI Closing and Teligent Closing, as applicable (except for those employees set forth on Schedule 2.13 hereto). Neither TS Acquisition nor the Buyer shall bear any responsibility or liability for any Liabilities owed to TSI’s or Teligent’s employees on account of any termination of their employment with TSI or Teligent or otherwise, whether pursuant to a Contractual Obligation, benefit plan or program, or otherwise, including but not limited to salary and other remuneration earned by TSI’s or Teligent’s employees prior to the TSI Closing Date or Teligent Closing Date (as applicable), separation and severance pay, vacation pay and other accrued paid time off, and payments and other costs or expenses due under WARN or any other applicable Legal Requirement, or for any employment-related Liabilities, including but not limited to any Liabilities in respect of salary, wages, sick leave, holiday pay, vacation benefits, medical, dental, disability, life, retirement and other fringe benefits, or for any Liabilities arising under any Contractual Obligation or Legal Requirement.

3. Representations and Warranties of TSI and Teligent. Each of TSI and Teligent represent and warrant to the Buyer and TS Acquisition that the statements contained in this § 3 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule dated the date hereof and provided to the Buyer and TS Acquisition by each of TSI and Teligent in connection with the signing of this Agreement (the “Joint Disclosure Schedule”). The Joint Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this § 3. For the purposes of these representations and warranties, other than for the purposes of Section 3.1 and 3.2 or as otherwise expressly provided herein, the term “Teligent” shall include any Subsidiaries of Teligent.

3.1. Organization.

(a) Each of TSI and Teligent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Accurate and complete copies of the Charter and By-Laws of TSI and Teligent, as amended to date, have been heretofore delivered to each of the Buyer and TS Acquisition. Except for Teligent’s foreign subsidiaries, each Subsidiary of Teligent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) Neither (i) TSI, (ii) Teligent, (iii) nor any of Teligent’s Subsidiaries (except for Teligent’s foreign subsidiaries) is required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions listed in Section 3.1 of the Joint Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed would not have a TSI Material Adverse Effect or Teligent Material Adverse Effect, as the case may be. Each of TSI, Teligent and each of Teligent’s Subsidiaries is in good standing as a foreign corporation in each of the jurisdictions listed in Section 3.1 of the Joint Disclosure Schedule.

3.2. Authorization of Transaction. Each of TSI and Teligent has the power and authority (including full corporate power and authority) to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder. All corporate and other actions or proceedings to be taken by or on the part of each of Teligent and TSI to authorize and permit the execution and delivery by it of each Transaction Document to which it is a party and the instruments required to be executed and delivered by it pursuant thereto, the performance of each of TSI and Teligent of its obligations thereunder, and the consummation by each of TSI and Teligent of the transactions contemplated therein, have been duly and properly taken. Each Transaction Document to which it is a party has been duly executed and delivered by each of TSI and Teligent and is Enforceable against each of them.

3.3. Noncontravention. Neither the execution and the delivery of any Transaction Document to which it is a party, nor the consummation of the transactions contemplated thereby (including the assignments and assumptions referred to in § 2), will (i) violate any Legal Requirement to which either TSI, Teligent or any of their property is subject or any provision of the Charter or By-laws of TSI or Teligent, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contractual Obligation to which either TSI or Teligent is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien other than Permitted Liens upon any of its assets), except, in the case of matters described in clause (ii) above, as would not have, or reasonably be expected to have, a TSI Material Adverse Effect or Teligent Material Adverse Effect, as the case may be. Each of TSI and Teligent does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by any Transaction Document (including the assignments and assumptions referred to in § 2), other than the FCC Consents and the expiration or early termination of the waiting period under the HSR Act, except for any authorization, consent or approval the failure of which to obtain, and for any filing the failure of which to make would not have, or reasonably be expected to have, a TSI Material Adverse Effect or Teligent Material Adverse Effect, as the case may be.

3.4. FCC Regulatory Matters.

(a) Each of TSI and Teligent is in compliance with the Federal Communications Act of 1934, as amended (the “Communications Act”), and the rules, regulations and policies of the FCC promulgated thereunder applicable to either TSI, Teligent, the Acquired TSI Assets or the Acquired Teligent Assets, and each of TSI and Teligent is in compliance with all other federal, state and local laws, rules, regulations and ordinances applicable to either TSI, Teligent, the Acquired TSI Assets or the Acquired Teligent Assets and is not in default under any order, writ, injunction or decree of any court or governmental agency or instrumentality applicable to either TSI, Teligent, the Acquired TSI Assets or the Acquired Teligent Assets, except for any noncompliance that would not materially threaten or adversely affect the validity, continued effectiveness, material terms, or likelihood of renewal of any of the Licenses or the grant of FCC Consent.

(b) FCC Licenses. Schedule 2.5(a) sets forth a true and complete list of each License that is being assigned to the Buyer hereunder, the name of the licensee or permit holder, the call sign, the License expiration date, and the status of any applications for assignment, transfer or waiver of FCC rules filed with the FCC. Teligent has provided to the Buyer true and correct copies of the Licenses received by it from the FCC. None of such Licenses are subject to any management agreement or Lien arising by, through or under Teligent (other than Permitted Liens), and Teligent owns all of the right, title and interest in, to and under such Licenses. To the Knowledge of Teligent, all of the Licenses are currently valid and in full force and effect and Teligent and its Affiliates have met material applicable construction or build-out regulations required to be met as of the date of this Agreement for each of the Licenses. Neither Teligent nor any of its Affiliates has received any notification of an investigation, violation or forfeiture, any notice of apparent liability, or any other order or complaint issued by or before any court or governmental body, including the FCC that could in any manner threaten or adversely affect the validity, continued effectiveness, material terms, or likelihood of renewal of any of the Licenses, nor, as of the date of this Agreement, to the Knowledge of Teligent is any such action threatened (other than, in any such case, actions or matters relating to the wireless communications industry generally). At the date of this Agreement, neither Teligent nor any of its Affiliates has Knowledge of any other proceedings (other than proceedings relating to the wireless communications industry generally) that could in any manner threaten or adversely affect the validity, continued effectiveness, material terms, or likelihood of renewal of any of the Licenses.

(c) Fees. All franchise, license or other fees and charges that have become due and payable with respect to the Acquired TSI Assets or the Acquired Teligent Assets pursuant to any applications, filings, recordings or registrations with, and all validations or exemptions, approvals, orders or authorizations, consents, Licenses, certificates and permits from, the FCC, any state public utility commission and any other federal, state or local regulatory or governmental bodies or authorities, including any subdivision thereof, have been paid.

(d) License Compliance. No event has occurred or failed to occur which (i) results in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of, or order of forfeiture with respect to, any License or (ii) materially adversely affects any of the rights of Teligent or any of its Affiliates thereunder, except in the case of clause (i) or (ii), for litigation, legislation, rule making or other matters, in each case, affecting the wireless communications industry generally. At the date of this Agreement, Teligent has no reason to believe that the Licenses will not be renewed by the FCC in the ordinary course.

(e) Reports. Any and all material reports and filings required to be filed with the FCC by Teligent with respect to the Licenses have been filed and Teligent has provided true and correct copies of all such reports and filings to the Buyer. All such reports and filings were accurate and complete in all material respects.

(f) Disclosure. Teligent knows of no facts pertaining to its qualifications to be a licensee which would cause the FCC not to issue its approval with respect to, or otherwise prevent, the transfer to the Buyer pursuant to this Agreement or the Licenses (other than those relating to the wireless communications industry generally).

3.5. Legal and Other Compliance. Each of TSI and Teligent is in compliance with all applicable Legal Requirements relating to the conduct of the TSI Business and the Teligent Business, respectively, the violation of which could have a TSI Material Adverse Effect or Teligent Material Adverse Effect, as the case may be, and, to the Knowledge of each of TSI and Teligent, no Action has been filed or commenced against it alleging any failure so to comply. Neither the ownership nor use of the Acquired TSI Assets or Acquired Teligent Assets, nor the conduct of the TSI Business or the Teligent Business, conflicts with the rights of any other Person or violates, or with the giving of notice or the passage of time or both will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of either TSI’s or Teligent’s Charter or By-laws or any Lien, Contractual Obligation or Legal Requirement to which either of TSI or Teligent is a party or by which it may be bound or affected, except in each such case as could not reasonably be expected to have a TSI Material Adverse Effect or Teligent Material Adverse Effect, as the case may be.

3.6. No Material Adverse Effect. Between the Balance Sheet Date and the date of this Agreement, there has not been any TSI Material Adverse Effect or Teligent Material Adverse Effect.

3.7. Litigation. Except as set forth in Section 3.7 of the Joint Disclosure Schedule, there are no Actions pending, or, to the Knowledge of each of TSI and Teligent threatened against TSI or Teligent or any of their properties, assets or rights before any Governmental Authority, including but not limited to Actions: (i) which seek to revoke, rescind, cancel, modify or refuse to renew any License or; (ii) relating to the transactions contemplated hereby, nor is there any Basis for any such Action. To the Knowledge of each of TSI and Teligent, since the

Reorganization Date, there is no judgment, order or decree adversely affecting the Acquired TSI Assets, the Acquired Teligent Assets or the transactions contemplated hereby.

3.8. Disclosure. Neither this Agreement nor any exhibit or schedule hereto nor any certificate delivered to the Buyer or TS Acquisition in connection with the TSI Closing or the Teligent Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statement contained herein and therein in the context in which they were made not misleading. Except as otherwise disclosed herein or on the Disclosure Schedules, neither TSI nor Teligent knows of any information or fact that has or could reasonably be expected to have a TSI Material Adverse Effect or Teligent Material Adverse Effect.

3.9. Consents. Section 3.9 of the Joint Disclosure Schedule sets forth a true, correct and complete list of the identities of any Person whose consent or approval is required and the matter or Contractual Obligation to which such consent relates in connection with the transfer, assignment or conveyance by TSI or Teligent of any of the Acquired TSI Assets or Acquired Teligent Assets, and any Person to whom notice of the transactions contemplated by this Agreement is required to be delivered.

3.10. Financial Statements. Attached hereto as Exhibit G are (i) the audited consolidated balance sheet and statements of income, changes in stockholders’ equity and cash flow of Teligent for the fiscal year ended December 31, 2003 and for the period from the Reorganization Date to December 31, 2002 and (ii) the unaudited consolidated balance sheets and statements of income, and changes in cash flow of Teligent for the month ended June 30, 2004 ((i) and (ii) together, the “Financial Statements”). The Financial Statements (including with respect to the financial statements referred to in clause (i) only, the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct, complete and present fairly in all material respects the financial condition of Teligent for such periods and are consistent in all material respects with the books and records of Teligent, subject to normal and recurring year end adjustments and in the case of the unaudited financial statements as of June 30, 2004, the absence of notes.

3.11. Brokers’ Fees. Neither TSI nor Teligent has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by any Transaction Document for which the Buyer or TS Acquisition will be liable or obligated.

3.12. Taxes. Each of TSI and Teligent has timely filed all material requisite federal, state and local Tax and information returns which are required to be filed by it and has paid, or made adequate provision for the payment of, all material Taxes which may have or may become due and there are no assessments or any Basis therefor. To the Knowledge of each of TSI and Teligent, there are no examinations in progress or claims against TSI or Teligent for federal or other Taxes (including penalties and interest) for any period and no notice of any claim, whether pending or threatened, for Taxes has been received.

3.13. Indebtedness; Guarantees. Each of TSI and Teligent has no indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade payables and other accrued current liabilities incurred in the Ordinary Course of Business), or capital lease obligations, conditional sale or other title retention agreements. Except as disclosed in Section 3.13 of the Joint Disclosure Schedule, neither TSI nor Teligent is a guarantor or otherwise liable for any Liability or obligation of any other Person.

3.14. Affiliated Transactions. Except as set forth in Section 3.14 of the Joint Disclosure Schedule, neither TSI nor Teligent is a party to or bound by any contract, commitment or understanding with any of the Stockholders or any of their Affiliates or any Member of their Immediate Family and none of the Stockholders, directors or officers of TSI or Teligent or any of their Affiliates or Members of their Immediate Family owns or otherwise has any rights to or interests in any asset, tangible or intangible, which is used in the TSI Business or Teligent Business.

3.15. Environmental Matters. Except as set forth in Section 3.15 of the Joint Disclosure Schedule, to the Knowledge of each of TSI and Teligent, (a) each of TSI and Teligent has complied with all applicable Environmental Laws; (b) each of TSI and Teligent is not subject to any existing, pending or threatened proceedings under any Environmental Laws; and (c) there have been no unauthorized releases by TSI or Teligent of any Hazardous Substances from or at any property or facility ever owned or, to the Knowledge of each of TSI or Teligent, leased, used or operated by TSI or Teligent except as would not have, or reasonably be expected to have, a TSI Material Adverse Effect or Teligent Material Adverse Effect, as the case may be.

3.16. Employee Benefits.

(a) Seller Plans. Section 3.16 of the Joint Disclosure Schedule sets forth (1) all Employee Plans (as defined below) (A) which are maintained by TSI or Teligent or by any corporation, trust, partnership or other entity (a “Related Entity”) that would be considered as a single employer with either TSI or Teligent under Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 414(b), (c), (m) or (o) of the Code, or to which either TSI or Teligent or any Related Entity contributes or is required to contribute or with respect to which either TSI or Teligent or any Related Entity has or may have any Liability for premiums or benefits, and (B) which benefit any employee of the TSI Business or the Teligent Business or any beneficiary of any such employee (a “Seller Plan”), as well as (2) all plans, agreements, policies and arrangements that would be Seller Plans if the term “employee” were construed to include outside directors, consultants or other independent contractors who provide services to or for the benefit of the TSI Business or the Teligent Business. For purposes of this Agreement, the term “Employee Plan” means any plan, program, agreement, policy or arrangement (a “plan”), whether or not reduced to writing, that is: (i) a welfare benefit plan within the meaning of Section 3(1) of ERISA (a “Welfare Plan”); (ii) a pension benefit plan within the meaning of Section 3(2) of ERISA; (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (iv) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit plan. With respect to each Seller Plan, Teligent or TSI, as applicable, has made available to the Buyer and TS Acquisition an accurate, current and complete written summary of all material plan terms.

(b) No Liability. To the Knowledge of each of TSI and Teligent, no circumstance exists and no event (including any action or the failure to do any act) has occurred with respect to any Employee Plan maintained or formerly maintained by TSI or Teligent or any Related Entity, or to which TSI or Teligent or any Related Entity is or has been required to contribute, that could subject the Buyer or TS Acquisition to Liability, or the assets of the TSI Business or the Teligent Business to any Lien, under ERISA or the Code, nor will the transactions contemplated by this Agreement give rise to any such Liability or Lien.

(c) Retiree Benefits; Certain Welfare Plans. Except as required under Section 601 et seq. of ERISA, no Seller Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment.

(d) No Restrictions on Termination. To the Knowledge of each of TSI and Teligent, except as set forth in Section 3.16 of the Joint Disclosure Schedule, no provision of any Seller Plan would result in any limitation on the ability of TSI or Teligent to terminate the plan with respect to employees of the TSI Business or the Teligent Business.

3.17. Contracts. Section 3.17 of the Joint Disclosure Schedule lists the following Contractual Obligations to which either of TSI or Teligent is a party:

(a) any Contractual Obligation concerning confidentiality or noncompetition;

(b) any Contractual Obligation between or among TSI or Teligent and any of their respective Affiliates which is not on arms-length terms;

(c) any Contractual Obligation under which the consequences of a default or termination would be reasonably expected to have a TSI Material Adverse Effect or Teligent Material Adverse Effect;

(d) any Contractual Obligation (or group of related Contractual Obligations) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 annually;

(e) any Contractual Obligation (or group of related Contractual Obligations) for the furnishing or receipt of services in excess of $5,000 per 12 month period;

(f) any Contractual Obligation concerning a partnership or joint venture in which TSI or Teligent is or is obligated to become a partner or joint venturer;

(g) any Contractual Obligation (or group of related Contractual Obligations) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or under which it has imposed a Lien (other than a Permitted Lien) on any of its assets, tangible or intangible;

(h) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees under which any benefits are currently payable or could reasonably be expected to be payable in the future;

(i) any Contractual Obligation providing for the employment or consultancy with any individual on a full-time, part-time, consulting or other basis or providing severance or retirement benefits under which any compensation, benefits or other payments are currently payable or could reasonably be expected to be payable in the future;

(j) any Contractual Obligation under which it has advanced or loaned any amount to any of its Stockholders, Affiliates, directors, officers, or employees other than in the Ordinary Course of Business;

(k) any Contractual Obligation under which the consequences of a default or termination could reasonably be expected to have a TSI Material Adverse Effect or a Teligent Material Adverse Effect; or

(l) any other Contractual Obligation (or group of related Contractual Obligations) the performance of which involves consideration in excess of $5,000.

Each of TSI and Teligent has made available to TS Acquisition and the Buyer a correct and complete copy of each written Contractual Obligation listed in Section 3.17 of the Joint Disclosure Schedule (as such Contractual Obligation may have been amended to the date of this Agreement) and a written summary setting forth the terms and conditions of each oral Contractual Obligation referred to in Section 3.17 of the Joint Disclosure Schedule. Except as disclosed in Section 3.17 of the Joint Disclosure Schedule, to the Knowledge of each of TSI and Teligent, with respect to each such agreement: (i) the agreement is legal, valid, binding, Enforceable, and in full force and effect; (ii) subject to TSI or Teligent, as applicable, obtaining the necessary consents disclosed in Section 3.9 of the Joint Disclosure Schedule, the agreement will continue to be Enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in § 2 above); (iii) since the Reorganization Date, no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; (iv) since the Reorganization Date, no party has repudiated any provision of the agreement; and (v) none of such agreements is, when considered singly or in the aggregate with others, unduly burdensome or onerous to TSI or Teligent, as applicable, or likely to result in a TSI Material Adverse Effect or Teligent Material Adverse Effect.

3.18. Customers and Suppliers. Section 3.18 of the Joint Disclosure Schedule sets forth a complete and accurate list of (i) the ten largest customers (by dollar volume) of TSI and Teligent during the most recent fiscal year, indicating the existing Contractual Obligation with each such customer and (ii) all suppliers of materials or services in excess of $10,000 to each of TSI and Teligent in connection with the conduct of the TSI Business and the Teligent Business during the most recent fiscal year, indicating the Contractual Obligation for continued supply from such Person, if any.

3.19. Insurance. TSI and Teligent have obtained and currently maintain the insurance described in Section 3.19 of the Joint Disclosure Schedule. To the Knowledge of each of TSI and Teligent, all such insurance policies are in full force and effect and neither TSI nor Teligent knows of any Basis for cancellation thereof. Except as disclosed in Section 3.19 of the Joint Disclosure Schedule, each of TSI and Teligent shall after the TSI Closing and the Teligent Closing, respectively, continue to have coverage under such policies with respect to events occurring prior to the TSI Closing and the Teligent Closing, as the case may be.

3.20. Labor and Employment Matters. TSI is the sole employer of each employee of TSI with respect to employment related to the TSI Business. Teligent (as that term is defined in the preamble excluding its Subsidiaries) is the sole employer of each employee of Teligent (including its Subsidiaries) with respect to employment related to the Teligent Business. Except as set forth in Section 3.20 of the Joint Disclosure Schedule, each of TSI and Teligent (i) is and has been in material compliance with all applicable federal, state and local laws, rules, regulations and other requirements regarding employment, employment practices, labor, wages and hours, and other terms and conditions of employment, in each case, with respect to TSI’s employees and Teligent’s employees, respectively; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to TSI’s employees and Teligent’s employees, respectively; and (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. To the Knowledge of each of TSI and Teligent, none of TSI’s or Teligent’s employees is currently represented by any labor union for purposes of collective bargaining and no activities the purpose of which is to achieve such representation of all or some of TSI’s or Teligent’s employees are threatened or ongoing. Neither TSI nor Teligent is presently, and has not been in the past, a party or otherwise subject to or bound by any collective bargaining or other agreement governing the wages, benefits, hours, or terms or employment of TSI’s employees or Teligent’s employees, and no such agreement or contract is currently being negotiated by TSI or Teligent. To the Knowledge of each of TSI and Teligent, neither TSI nor Teligent is now, and within the last three years has not been, the subject of any union organizing effort, strike, work stoppage, lock out or other labor dispute involving any of TSI’s employees or Teligent’s employees. Neither TSI nor Teligent has engaged in any unfair labor practice with respect of any of TSI’s or Teligent’s employees and does not have any employee grievance or other dispute pending. Neither TSI nor Teligent is now and has not been the subject of any complaint, charge, investigation, audit, suit or other process with respect to any of TSI’s or Teligent’s employees, or any or the terms or conditions of their employment, by any Governmental Authority, including without limitation by the U.S. Department of Labor, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the National Labor Relations Board or any state agency comparable to any of the foregoing.

4. Representations and Warranties of TSI. Each of Teligent and TSI represent and warrant to the Buyer and TS Acquisition that the statements contained in this § 4 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule dated the date hereof and provided to the Buyer and TS Acquisition by TSI in connection with the signing of this Agreement (the “TSI Disclosure Schedule”). The TSI Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this § 4.

4.1. Title to Assets. TSI has good and valid title to, and the power to sell or transfer to TS Acquisition, all of the Acquired TSI Assets, free and clear of all Liens (other than Permitted Liens).

4.2. All Assets Necessary to Conduct Business. Except as set forth in Section 4.2 of the TSI Disclosure Schedule, the Acquired TSI Assets and the Excluded TSI Assets together comprise all of the assets, properties and rights of every type and description, real, personal, tangible and intangible used by TSI in the conduct of the TSI Business on the Balance Sheet Date and all assets of TSI which have been acquired since the Balance Sheet Date for use or used in the TSI Business (other than assets which have been disposed of since the Balance Sheet Date in the Ordinary Course of Business).

4.3. Absence of Changes.

(a) Except as set forth in Section 4.3 of the TSI Disclosure Schedule, as of the date of this Agreement, since the Balance Sheet Date, there has not been:

(i) the entering into of any Contractual Obligation (or series of related Contractual Obligations) with an on-going annual monetary obligation of greater than $5,000;

(ii) the creation or imposition of any Lien upon any Acquired TSI Asset, other than Permitted Liens;

(iii) any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) in excess of $5,000, other than purchases of inventory, materials and supplies in the Ordinary Course of Business;

(iv) any grant of any license or sublicense of any rights or modification of any rights under or with respect to, or the entered into of any settlement regarding any infringement of TSI’s rights to, any Intellectual Property with a value in excess of $5,000;

(v) any threat or notification, orally or in writing, that, and there has not been, one or more distributors, customers or suppliers, that have terminated or intend to terminate their respective business relationships or have modified or intend to modify such relationships with TSI in a manner which is less favorable to the TSI Business, or that have agreed not to or will not agree to do business on such terms and subject to conditions at least as favorable as on the Balance Sheet

Date, and TSI has no Knowledge of any Basis for any such termination or modification, in each case which could reasonably be expected to have a TSI Material Adverse Effect;

(vi) any damage, destruction, or loss (whether or not covered by insurance) to any of TSI’s property with a value in excess of $5,000;

(vii) any declaration or payment of any dividend or other distribution in connection with any capital stock of TSI; or

(viii) any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the conduct of the TSI Business, which could reasonably be expected to have a TSI Material Adverse Effect.

(b) There are no outstanding claims with respect to any damage, destruction or loss to any of TSI’s property which could reasonably be expected to have a TSI Material Adverse Effect.

4.4. Intellectual Property.

(a) TSI owns or has the right to use pursuant to an Enforceable Contractual Obligation all Intellectual Property necessary for or used in the operation of the TSI Business as presently conducted and as presently proposed by TSI to be conducted. Subject to obtaining all necessary consents as disclosed in Section 3.9 of the Joint Disclosure Schedule, each item of Acquired Intellectual Property will be owned or available for use by TS Acquisition on identical terms and conditions immediately subsequent to the TSI Closing hereunder except in such cases where the failure to own or have available for use would not reasonably be expected to have a TSI Material Adverse Effect. TSI has taken all reasonably necessary action to maintain and protect each item of Intellectual Property that TSI owns or uses in the conduct of the Business.

(b) To the Knowledge of TSI, since the Reorganization Date, (i) TSI has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties in connection with the conduct of the TSI Business, and there has not been any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that TSI must license or refrain from using any Intellectual Property rights of any third party), and (ii) except as disclosed in Section 4.4(b) of the TSI Disclosure Schedule, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of TSI relating to the conduct of the TSI Business.

(c) Section 4.4(c) of the TSI Disclosure Schedule identifies each patent or registration which has been issued to TSI with respect to the Acquired Intellectual Property, identifies each pending patent application or application for registration which has been made with respect to the Acquired Intellectual Property, and identifies each license, agreement, or other permission which TSI has granted to any third party with respect to any of the Acquired Intellectual Property (together with any exceptions), in each case as of the date of this Agreement. TSI will make available to TS Acquisition correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to TS Acquisition correct and complete copies of all other written documentation in TSI’s possession or control evidencing ownership and prosecution (if applicable) of each such item. Section 4.4(c) of the TSI Disclosure Schedule also identifies each trade name or unregistered Trademark used by TSI in the conduct of the TSI Business as of the date of this Agreement.

(d) Section 4.4(d) of the TSI Disclosure Schedule identifies as of the date of this Agreement each material item of Acquired Intellectual Property that any third party owns and that TSI uses or could use pursuant to an existing Contractual Obligation. TSI has delivered to TS Acquisition correct and complete copies of all such Contractual Obligations (as amended to date).

(e) To the Knowledge of TSI, TSI would not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the TSI Business as presently conducted.

4.5. Real Property; Leases. TSI owns no real property. Section 4.5 of the TSI Disclosure Schedule includes a correct description of each Lease to which TSI is a party, including the name of the landlord, the address of the leased location and the monthly rent. A true, complete and correct copy of each written Lease has been made available to TS Acquisition. A complete description of all terms of any oral Lease is set forth on Section 4.5 of the TSI Disclosure Schedule. Each such Lease is an Enforceable agreement, in full force and effect and consummation of the transactions contemplated hereby will not cause a default under or permit the termination or modification of any such Lease. To the Knowledge of TSI, no party to any such Lease is in default thereunder.

4.6. No Illegal Payments, Etc. To the Knowledge of TSI, in connection with the conduct of the TSI Business, neither TSI nor any of its respective directors, officers, employees or agents, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder TSI (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (i) which would be reasonably expected to subject TSI or TS Acquisition to any material damages or penalties in any civil, criminal or governmental litigation or proceeding or (ii) the non-continuation of which has had or could reasonably be expected to have a TSI Material Adverse Effect or (b) established or maintained any unrecorded fund or asset or made any intentionally false entries on any books or records for any purpose.

4.7. Assumed Liabilities.

(a) TSI has made available to TS Acquisition true and correct copies of all instruments and other documents which constitute or evidence, in whole or in part, any of the Assumed TSI Liabilities. None of the Assumed TSI Liabilities or such instruments and documents have been modified or amended, whether in writing, by custom or usage or otherwise, and all of the Assumed TSI Liabilities and such instruments and documents are in full force and effect in accordance with their terms in all material respects. Except as set forth in Section 4.7 of the TSI Disclosure Schedule, none of the Assumed TSI Liabilities include any indemnity obligations or liabilities.

(b) All payments have been made when due, and TSI has performed in all other material respects all obligations, under the Assumed TSI Liabilities in accordance with their terms. Neither TSI nor, to the Knowledge of TSI, any other party to any of the Assumed TSI Liabilities is in material default thereunder, or has failed to comply with any of its material obligations thereunder. To the Knowledge of TSI, there has been no claim that there has been any such default, breach or failure to comply. There are no existing facts or conditions known to TSI which, with or without the passage of time, notice or both, will result in a material default under, breach of, or failure to comply with any term or provision of the Assumed TSI Liabilities.

5. Representations and Warranties of Teligent. Teligent represents and warrants to the Buyer and TS Acquisition that the statements contained in this § 5 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule dated the date hereof and provided to the Buyer and TS Acquisition by Teligent in connection with the signing of this Agreement (the “Teligent Disclosure Schedule”). The Teligent Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this § 5. For the purposes of these representations and warranties, except as otherwise expressly provided herein, the term “Teligent” shall include any Subsidiaries of Teligent.

5.1. Title to Assets. Teligent has good and valid title to, and the power to sell or transfer to TS Acquisition, all of the Acquired Teligent Assets, free and clear of all Liens (other than Permitted Liens).

5.2. All Assets Necessary to Conduct Business. Except as set forth in Section 5.2 of the Teligent Disclosure Schedule, the Acquired Teligent Assets and the Excluded Teligent Assets together comprise all of the assets, properties and rights of every type and description, real, personal, tangible and intangible used by Teligent in the conduct of the Teligent Business on the Balance Sheet Date and all assets of Teligent which have been acquired since the Balance Sheet Date for use or used in the Teligent Business (other than assets which have been disposed of since the Balance Sheet Date in the Ordinary Course of Business).

5.3. Absence of Changes.

(a) Except as set forth in Section 5.3 of the Teligent Disclosure Schedule, as of the date of this Agreement, since the Balance Sheet Date, there has not been:

(i) the entering into of any Contractual Obligation (or series of related Contractual Obligations) with an on-going annual monetary obligation of greater than $5,000;

(ii) the creation or imposition of any Lien upon any Acquired Teligent Asset, other than Permitted Liens;

(iii) any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) in excess of $5,000, other than purchases of inventory, materials and supplies in the Ordinary Course of Business;

(iv) any grant of any license or sublicense of any rights or modification of any rights under or with respect to, or the entered into of any settlement regarding any infringement of Teligent’s rights to, any Intellectual Property with a value in excess of $5,000;

(v) any threat or notification, orally or in writing, that, and there has not been, one or more distributors, customers or suppliers, that have terminated or intend to terminate their respective business relationships or have modified or intend to modify such relationships with Teligent in a manner which is less favorable to the Teligent Business, or that have agreed not to or will not agree to do business on such terms and subject to conditions at least as favorable as on the Balance Sheet Date, and Teligent has no Knowledge of any Basis for any such termination or modification, in each case which could reasonably be expected to have a Teligent Material Adverse Effect;

(vi) any damage, destruction, or loss (whether or not covered by insurance) to any of Teligent’s property with a value in excess of $5,000;

(vii) any declaration or payment of any dividend or other distribution in connection with any capital stock of Teligent; or

(viii) any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the conduct of the Teligent Business, which could reasonably be expected to have a Teligent Material Adverse Effect.

(b) There are no outstanding claims with respect to any damage, destruction or loss to any of Teligent’s property which could reasonably be expected to have a Teligent Material Adverse Effect.

5.4. Intellectual Property.

(a) Teligent owns or has the right to use pursuant to an Enforceable Contractual Obligation all Intellectual Property necessary for or used in the operation of the Teligent Business as presently conducted and as presently proposed by Teligent to be conducted. Subject to obtaining all necessary consents as disclosed in Section 3.9 of the

Joint Disclosure Schedule, each item of Acquired Intellectual Property will be owned or available for use by TS Acquisition on identical terms and conditions immediately subsequent to the Teligent Closing hereunder except in such cases where the failure to own or have available for use would not reasonably be expected to have a Teligent Material Adverse Effect. Teligent has taken all reasonably necessary action to maintain and protect each item of Intellectual Property that Teligent owns or uses in the conduct of the Business.

(b) To the Knowledge of Teligent, since the Reorganization Date, (i) Teligent has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties in connection with the conduct of the Teligent Business, and there has not been any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Teligent must license or refrain from using any Intellectual Property rights of any third party), and (ii) except as disclosed in Section 5.4(b) of the Teligent Disclosure Schedule, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Teligent relating to the conduct of the Teligent Business.

(c) Section 5.4(c) of the Teligent Disclosure Schedule identifies each patent or registration which has been issued to Teligent with respect to the Acquired Intellectual Property, identifies each pending patent application or application for registration which has been made with respect to the Acquired Intellectual Property, and identifies each license, agreement, or other permission which Teligent has granted to any third party with respect to any of the Acquired Intellectual Property (together with any exceptions), in each case as of the date of this Agreement. Teligent will make available to TS Acquisition correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to TS Acquisition correct and complete copies of all other written documentation in Teligent’s possession or control evidencing ownership and prosecution (if applicable) of each such item. Section 5.4(c) of the Teligent Disclosure Schedule also identifies each trade name or unregistered Trademark used by Teligent in the conduct of the Teligent Business as of the date of this Agreement.

(d) Section 5.4(d) of the Teligent Disclosure Schedule identifies as of the date of this Agreement each material item of Acquired Intellectual Property that any third party owns and that Teligent uses or could use pursuant to an existing Contractual Obligation. Teligent has delivered to TS Acquisition correct and complete copies of all such Contractual Obligations (as amended to date).

(e) To the Knowledge of Teligent, Teligent would not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Teligent Business as presently conducted.

5.5. Real Property; Leases. Teligent owns no real property. Section 5.5 of the Teligent Disclosure Schedule includes a correct description of each Lease to which Teligent is a party, including the name of the landlord, the address of the leased location and the monthly rent. A true, complete and correct copy of each written Lease has been made available to TS Acquisition. A complete description of all terms of any oral Lease is set forth on Section 5.5 of the Teligent Disclosure Schedule. Each such Lease is an Enforceable agreement, in full force and effect and consummation of the transactions contemplated hereby will not cause a default under or permit the termination or modification of any such Lease. To the Knowledge of Teligent, no party to any such Lease is in default thereunder.

5.6. No Illegal Payments, Etc. To the Knowledge of Teligent, in connection with the conduct of the Teligent Business, neither Teligent nor any of its respective directors, officers, employees or agents, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder Teligent (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (i) which would be reasonably expected to subject Teligent or TS Acquisition to any material damages or penalties in any civil, criminal or governmental litigation or proceeding or (ii) the non-continuation of which has had or could reasonably be expected to have a Teligent Material Adverse Effect or (b) established or maintained any unrecorded fund or asset or made any intentionally false entries on any books or records for any purpose.

5.7. Assumed Liabilities.

(a) Teligent has made available to TS Acquisition true and correct copies of all instruments and other documents which constitute or evidence, in whole or in part, any of the Assumed Teligent Liabilities. None of the Assumed Teligent Liabilities or such instruments and documents have been modified or amended, whether in writing, by custom or usage or otherwise, and all of the Assumed Teligent Liabilities and such instruments and documents are in full force and effect in accordance with their terms in all material respects. Except as set forth in Section 5.7 of the Teligent Disclosure Schedule, none of the Assumed Teligent Liabilities include any indemnity obligations or liabilities.

(b) All payments have been made when due, and Teligent has performed in all other material respects all obligations, under the Assumed Teligent Liabilities in accordance with their terms. Neither Teligent nor, to the Knowledge of Teligent, any other party to any of the Assumed Teligent Liabilities is in material default thereunder, or has failed to comply with any of its material obligations thereunder. To the Knowledge of Teligent, there has been no claim that there has been any such default, breach or failure to comply. There are no existing facts or conditions known to Teligent which, with or without the passage of time, notice or both, will result in a material default under, breach of, or failure to comply with any term or provision of the Assumed Teligent Liabilities.

6. Representations and Warranties of the Buyer and TS Acquisition. Each of the Buyer and TS Acquisition represents and warrants to TSI and Teligent that the statements contained in this § 6 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule dated the date hereof and provided to TSI and Teligent by the Buyer and TS Acquisition in connection with the signing of this Agreement (the “Buyer Disclosure Schedule”) or as disclosed in the Buyer SEC Reports (as defined in Section 6.9(a)) as of the date hereof.

6.1. Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Copies of the Charter and By-laws of the Buyer, each as amended to date, have been heretofore delivered to Teligent (or will be so delivered prior to the Closing) and are accurate and complete. The Buyer is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the activities conducted by it in the conduct of its business or the character of the property owned, leased or operated by it in the conduct of its business make such qualification necessary or appropriate, except for those jurisdictions where the failure to be so qualified has not had and could not reasonably be expected to have a Buyer Material Adverse Effect. The Purchase Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. TS Acquisition is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of TS Acquisition and the Purchase Subsidiary was organized for the purpose of consummating the transactions contemplated by this Agreement and has had no prior operations.

6.2. Authorization for Transaction. Each of the Buyer and TS Acquisition has the corporate power and authority to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder and the Purchase Subsidiary has full power, limited liability company or otherwise, to enter into this Agreement, to perform its obligations hereunder and to perform its obligations hereunder and under the Transaction Documents to which it is a party. All corporate and other actions and proceedings to be taken by or on the part of each of the Buyer and TS Acquisition to authorize and permit the execution and delivery by the it of each Transaction Document to which it is a party and the instruments to be executed and delivered by it pursuant thereto, and the performance of each of the Buyer and TS Acquisition of its obligations thereunder, and the consummation by each of the Buyer and TS Acquisition of the transactions contemplated therein, have been or will be prior to the TSI Closing or Teligent Closing, as applicable, duly and properly taken. Each Transaction Document to which each of the Buyer or TS Acquisition is a party has been or will be prior to the TS Closing or Teligent Closing, as applicable, duly executed and delivered by the Buyer or TS Acquisition, as applicable, and is or will be Enforceable against the Buyer or TS Acquisition, as applicable.

6.3. Noncontravention. Neither the execution and the delivery of any Transaction Document to which it is a party, nor the consummation of the transactions contemplated thereby (including the assignments and assumptions referred to in § 2), will (i) violate any Legal Requirement to which either the Buyer or TS Acquisition is subject or any provision of its Charter or By-laws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contractual Obligation to which the Buyer or TS Acquisition is a party or by which it is bound or to which any of its assets is subject. Neither the Buyer nor TS Acquisition needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Agency in order for the Parties to consummate the transactions contemplated by any Transaction Document (including the assignments and assumptions referred to in § 2), other than the expiration or early termination of the waiting period under the HSR Act and the FCC Consents.

6.4. Legal and Other Compliance. The Buyer is in compliance with all applicable Legal Requirements relating to the conduct of its business, the violation of which could have a Buyer Material Adverse Effect, and no Action has been filed or commenced against it alleging any failure so to comply. The conduct of its business does not conflict with the rights of any other Person or violate, nor with the giving of notice or the passage of time or both will it violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of the Buyer’s Charter or By-laws or any Lien, Contractual Obligation or Legal Requirement to which the Buyer is a party or by which it may be bound or affected, except in each such case as could not reasonably be expected to have a Buyer Material Adverse Affect.

6.5. Litigation. Except as set forth in Section 6.5 of the Buyer Disclosure Schedule, there are no Actions pending or, to the Knowledge of the Buyer, threatened against the Buyer or any of its properties, assets or rights before any Governmental Authority, including but not limited to, Actions: (i) which seek to revoke, rescind, cancel, modify or refuse to renew any Buyer Wireless Licenses, or (ii) relating to the transactions contemplated hereby, nor is there any Basis for any such Action.

6.6. No Illegal Payments, Etc. In connection with the conduct of its business, neither the Buyer nor any of its respective directors, officers, employees or agents, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Buyer (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (i) which might subject the Buyer to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) the non-continuation of which has had or could reasonably be expected to have a Buyer Material Adverse Effect or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

6.7. Brokers’ Fees. The Buyer does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by any Transaction Document for which TSI, Teligent or any Stockholder will be liable or obligated.

6.8. Securities. The TSI Stock Consideration when issued hereunder will be duly authorized, validly issued, fully paid and nonassessable. The Teligent Stock Consideration when issued hereunder will be duly authorized, validly issued, fully paid and nonassessable. The shares of common stock of the Buyer issuable upon exercise of the Warrant Consideration, when paid for by the holders thereof in accordance with the terms thereof will be duly authorized, validly issued, fully paid and nonassessable.

6.9. SEC Filings; Financial Statements.

(a) The Buyer has filed with the SEC all reports, schedules, forms, statements and other documents required by the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to be filed by the Buyer since January 1, 2003 (collectively, the “Buyer SEC Reports”). As of their respective dates (except if revised or superseded by a subsequent filing), the Buyer SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Buyer has filed with the SEC as exhibits to the Buyer SEC Reports all agreements, contracts and other documents or instruments required to be so filed, and such exhibits are in all material respects true and complete copies of such agreements, contracts and other documents or instruments, as the case may be (subject to any confidential treatment requests allowing exclusion of confidential information from the publicly filed documents). Since the date of the Buyer’s annual report on Form 10-K for the year ended December 31, 2003, the Buyer has not suffered a Buyer Material Adverse Effect.

(b) The consolidated balance sheets of the Buyer and its consolidated subsidiaries as of each of December 31, 2003 and June 30, 2004 and the related consolidated statements of income (loss) and stockholders’ equity and cash flows for the twelve-month period and six-month period then ended fairly present in all material respects the Buyer’s consolidated financial positions and its consolidated subsidiaries as of their respective dates and their consolidated results of operations and cash flows for the respective periods then ended, in accordance with U.S. generally accepted accounting principles applied on a consistent basis except as described in the footnotes to such financial statements.

6.10. Obligations to Related Parties. No employee, officer or director of the Buyer or Member of his or her Immediate Family is indebted to the Buyer, nor is the Buyer indebted (or committed to make loans or extend or guarantee credit) to any of them other than (i) for payment of salary for bona fide services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Buyer and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Buyer’s board of directors). No employee, officer, director or stockholder, or any Member of their Immediate Families, is, directly or indirectly, interested in any contract with the Buyer (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Buyer and this Agreement).

6.11. Title to Properties and Assets; Liens. The Buyer owns its property and assets free and clear of all Liens other than (i) for Liens for current taxes not yet delinquent, (ii) for Liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, (iii) for Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, or (iv) for minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such property. With respect to the property and assets it leases, the Buyer is in compliance with such leases and, holds a valid leasehold interest free of any Liens, subject to clauses (i)-(iv) above.

6.12. FCC Regulatory Matters.

(a) Section 6.12(a) of the Buyer Disclosure Schedule sets forth a true and complete list of each 38.6 - 40 GHz license, permit and authorization issued by the FCC to the Buyer (or its subsidiaries) (collectively, the “Buyer Wireless Licenses”), with the name of the licensee or permit holder, the call sign, and the license expiration date of each Buyer Wireless License.

(b) Except as set forth in Section 6.12(b) of the Buyer Disclosure Schedule, the Buyer is in compliance with the Communications Act, and the rules, regulations and policies of the FCC promulgated thereunder applicable to the Buyer, and the Buyer is in compliance with all other federal, state and local laws, rules, regulations and ordinances applicable to the Buyer and is not in default under any order, writ, injunction or decree of any court or governmental agency or instrumentality applicable to the Buyer, except for any noncompliance that would not materially threaten or adversely affect the validity, continued effectiveness, material terms, or likelihood of renewal of any of the Buyer Wireless Licenses.

(c) FCC Licenses. None of the Buyer Wireless Licenses is subject to any management agreement or Lien arising by, through or under the Buyer (other than Permitted Liens), and the Buyer owns all of the right, title and interest in, to and under such Licenses. Except as set forth in Section 6.12(c) of the Buyer Disclosure Schedule, to the Knowledge of the Buyer, all the Buyer Wireless Licenses are currently valid and in full force and effect and the Buyer has met material applicable construction or build-out regulations required to be met as of the date of this Agreement for each of the Buyer Wireless Licenses. Except as set forth in Section 6.12(c) of the Buyer Disclosure Schedule, neither the Buyer nor any of its Affiliates has received any notification of an investigation, violation or forfeiture, any notice of apparent liability, or any other order or complaint issued by or before any court or governmental body, including the FCC that could in any manner threaten or adversely affect the validity, continued effectiveness, material terms, or likelihood of renewal of any of the Buyer Wireless Licenses, nor, as of the date of this Agreement, to the Knowledge of the Buyer, is any such action threatened (other than, in any such case, actions or matters relating to the wireless communications industry generally). At the date of this Agreement, except as set forth in Section 6.12(c) of the Buyer Disclosure Schedule, the Buyer has no Knowledge of any other proceedings (other than proceedings relating to the wireless communications industry generally) that could in any manner threaten or adversely affect the validity, continued effectiveness, material terms, or likelihood of renewal of any of the Buyer Wireless Licenses.

(d) Fees. All franchise, license or other fees and charges that have become due and payable with respect to the Buyer Wireless Licenses pursuant to any applications, filings, recordings and registrations with, and all validations or exemptions, approvals, orders or authorizations, consents, Licenses, certificates and permits from, the

FCC, any state public utility commission and any other federal, state or local regulatory or governmental bodies or authorities, including any subdivision thereof, have been paid.

(e) License Compliance. Except as set forth in Section 6.12(e) of the Buyer Disclosure Schedule, no event has occurred or failed to occur which (i) results in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of, or order of forfeiture with respect to, any Buyer Wireless License or (ii) materially adversely affects any of the rights of the Buyer thereunder, except in the case of clause (i) or (ii), for litigation, legislation, rule making or other matters, in each case, affecting the wireless communications industry generally. At the date of this Agreement, except as set forth in Section 6.12(e) of the Buyer Disclosure Schedule, the Buyer has no reason to believe that the Buyer Wireless Licenses will not be renewed by the FCC in the ordinary course.

(f) Reports. Any and all material reports and filings required to be filed with the FCC by the Buyer with respect to the Buyer Wireless Licenses have been filed. All such reports and filings were accurate and complete in all material respects.

6.13. Intellectual Property.

(a) The Buyer owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, and proprietary rights and processes (collectively, “Buyer Intellectual Property”) necessary for its business as now conducted and as presently proposed to be conducted without any infringement of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the Buyer’s Intellectual Property with the exception of agreements for the sale or license of the Buyer’s products or services in the ordinary course of the Buyer’s business. The Buyer has not received any communications alleging that the Buyer has violated or, by conducting its business as presently proposed, would violate any of the Buyer Intellectual Property of any other person or entity.

(b) To the Knowledge of the Buyer (i) the Buyer has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties in connection with the conduct the business of the Buyer, and there has not been any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Buyer must license or refrain from using any Intellectual Property rights of any third party), and (ii) no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Buyer relating to the conduct of the business of the Buyer.

6.14. Employees; Employee Benefit Plans. There is no strike, labor dispute or union organization activities pending or, to the Buyer’s Knowledge, threatened between it and its employees. None of the Buyer’s employees belongs to any union or collective bargaining unit. The Buyer has complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment.

6.15. Environmental and Safety Laws. To the Knowledge of the Buyer, (a) the Buyer has complied with all applicable Environmental Laws; (b) the Buyer is not subject to any existing, pending or threatened proceedings under any Environmental Laws; and (c) there have been no unauthorized releases by the Buyer of any Hazardous Substances from or at any property or facility ever owned or, to the Knowledge of the Buyer, leased, used or operated by the Buyer except as would not have, or reasonably be expected to have, a Buyer Material Adverse Effect.

6.16. Tax Returns, Payments and Elections. Except as set forth in Section 6.16 of the Buyer Disclosure Schedule, (i) the Buyer has filed all tax returns and reports as required by law, (ii) these returns and reports are true and correct in all material respects, and (iii) the Buyer has paid all taxes and other assessments due.

6.17. Sarbanes-Oxley Act. The Buyer has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 and l5d-14 under the Exchange Act of 1934, as amended); such disclosure controls and procedures are designed to ensure that material information relating to the Buyer is made known to the Buyer’s principal executive officer and its principal financial officer by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established; the Buyer’s auditors and the audit committee of the board of directors of the Buyer have been advised of: (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Buyer’s ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Buyer’s internal controls; any material weaknesses in internal controls have been identified for the Buyer’s auditors; since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses; the principal executive officer and principal financial officer of the Buyer have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certification are complete and correct; and the Buyer is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act that are effective.

6.18. Subsidiaries. Except as set forth in Section 6.18 of the Buyer Disclosure Schedule, the Buyer does not presently own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity. The Buyer is not a participant in any joint venture, partnership or similar arrangement.

6.19. Registration Rights. The Buyer has granted registration rights to certain holders of the Buyer’s securities pursuant to that certain Amended and Restated Registration Rights Agreement, dated as of January 28, 2004, by and among the Buyer and the holders of the Buyer’s securities party thereto (as amended to date, the “Second Amended and Restated Registration Rights Agreement”). In connection with the consummation of the transactions contemplated hereby, the Buyer and the other parties to the Second Amended and Restated Registration Rights Agreement will be amending and restating the Second Amended and Restated Registration Rights Agreement in the form of Exhibit H to the Agreement. In addition, in connection with a private placement consummated by the Buyer on December 14, 2004, the Buyer granted registration rights to investors who purchased common stock in the private placement pursuant to a Registration Rights Agreement dated as of December 14, 2004, and to a placement agent who received warrants for services provided in connection with such private placement.

6.20. Insurance. The Buyer has obtained and currently maintains insurance policies in such amounts and covering such risks as are adequate for the conduct of its business and the value of its properties as is customary for companies engaged in similar businesses in similar industries. To the Buyer’s Knowledge, all such insurance policies are in full force and effect and the Buyer knows of no Basis for cancellation thereof. The Buyer has (i) not received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

7. Covenants. The Parties agree as follows:

7.1. General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in § 8). If a request for additional information or documentary material is made to the Buyer, TS Acquisition, TSI, Teligent, or any direct or indirect owner or Subsidiary of Teligent in connection with filings made with the FCC or under the HSR Act, such party shall respond promptly to such request and use its reasonable best efforts to comply promptly with such request. The Parties hereto shall make available to one another, promptly after the filing thereof, copies of all correspondence, amendments and reports filed on or prior to the Teligent Closing Date with the FCC by any of the Parties hereto in respect of the Licenses. Each Party shall notify the other Party hereto in the event it becomes aware of any other facts, actions, communications or occurrences that might directly or indirectly affect the Parties’ ability to effect FCC approval of the transactions contemplated by this Agreement. The Parties shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Law to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from the FCC in order to consummate the transactions contemplated by this Agreement.

7.2. Notices and Consents. Each of TSI and Teligent will give any notices to third parties, and will use commercially reasonable efforts to obtain any third party consents, that are necessary or desirable to transfer the Acquired TSI Assets and Acquired Teligent Assets to TS Acquisition and the Buyer, respectively.

7.3. Operation of Business. Until the TSI Closing Date, except as contemplated by this Agreement or as otherwise consented to by the Buyer or TS Acquisition in writing, TSI will not engage in any practice, take any action, or enter into any transaction with respect to the conduct of the TSI Business outside the Ordinary Course of Business, and will continue to operate the TSI Business in the Ordinary Course of Business to preserve its current relationships with licensees, licensors, suppliers, customers and others having business dealings with it, and maintain the Acquired TSI Assets, at its expense, in substantially the same condition as their condition on the date hereof; provided, however, that TSI may take any actions required of TSI in order to comply with its obligations under the Plan of Reorganization, including the filing, settlement and payment of claim-related liability from the Claims Fund under the Plan of Reorganization, regardless of whether such actions are in the Ordinary Course of Business. Until the Teligent Closing Date, except as contemplated by this Agreement or as otherwise consented to by the Buyer or TS Acquisition in writing, Teligent will not engage in any practice, take any action, or enter into any transaction with respect to the conduct of the Teligent Business outside the Ordinary Course of Business, and will continue to operate the Teligent Business in the Ordinary Course of Business to preserve its current relationships with licensees, licensors, suppliers, customers and others having business dealings with it, and maintain the Acquired Teligent Assets, at its expense, in substantially the same condition as their condition on the date hereof; provided, however, that Teligent may take any actions required of Teligent in order to comply with its obligations under the Plan of Reorganization, including the filing, settlement and payment of claim-related liability from the Claims Fund under the Plan of Reorganization, regardless of whether such actions are in the Ordinary Course of Business. Without limiting the generality of the foregoing, during such period, each of TSI and Teligent:

(a) Shall not make, declare or authorize any dividends or other distributions to its Stockholders or any other Person or issue or grant any options, warrants, shares of TSI Common Stock or Teligent Common Stock (as applicable), shares of preferred stock or any other security or instrument convertible into a security;

(b) Shall not take any action or permit any action to be taken which would cause a material breach of any of the representations and warranties contained herein (as if made on the date such action was taken);

(c) Shall not make any distribution, incur any Liability or otherwise enter into any transaction or series of transactions which would in any way impair the Buyer’s or TS Acquisition’s ability to use the Acquired TSI Assets after the Closing or the Buyer’s ability to use the Acquired Teligent Assets;

(d) Shall not pledge or subject to any Lien or other encumbrance any of the Acquired TSI Assets or Acquired Teligent Assets;

(e) Shall not sell or transfer, or agree to sell or transfer, any of the Acquired TSI Assets or Acquired Teligent Assets, other than as provided herein and other than the assets comprising the Long Distance Business;

(f) Shall not take any action that would materially adversely affect its relations with, or the Buyer’s or TS Acquisition’s prospective relations with, any customers of TSI or Teligent;

(g) Shall maintain its current or substantially similar insurance on the Acquired TSI Assets and Acquired Teligent Assets;

(h) Shall comply in all material respects with all laws, rules and regulations, as they relate to (i) the Acquired TSI Assets and the TSI Business, and (ii) the Acquired Teligent Assets and the Teligent Business;

(i) Shall not enter into any contract or contracts that will require an expenditure of more than $5,000 individually or $100,000 in the aggregate and shall not amend, modify or cancel any Contractual Obligation, other than amendments, modifications and cancellations that individually and in the aggregate will not have a TSI Material Adverse Effect or Teligent Material Adverse Effect, as applicable;

(j) Shall not take any action which would interfere with the ability of TSI or Teligent to perform, or which would prevent performance of, this Agreement and the transactions contemplated hereby;

(k) Shall promptly satisfy all its obligations as they become due under any Contractual Obligation and with respect to other current liabilities; and

(l) Shall take all actions reasonably requested by the Buyer or TS Acquisition to transfer all or any part of the TSI Business and the Acquired TSI Assets to TS Acquisition at the TSI Closing and to transfer all or any part of the Teligent Business and the Acquired Teligent Assets to the Buyer at the Teligent Closing.

For the sake of clarity and notwithstanding anything to the contrary contained elsewhere in this Agreement, the Buyer shall have the right to approve in writing any amendment to the LD Sale Agreement and any transaction prior to its consummation relating to the sale of any assets which comprise or otherwise relate to the Long Distance Business.

7.4. Employee Matters. Each of TSI and Teligent agrees to (i) terminate all the employees of TSI and Teligent, respectively, prior to the TSI Closing and the Teligent Closing, as applicable (except for those employees set forth on Schedule 2.13) and to pay any and all Liabilities relating to such termination or otherwise due to TSI’s and Teligent’s employees, including, without limitation any payments and benefits due such employees pursuant to accrued salary and wages, pension, retirement, savings, health, welfare and other benefits and severance payments or similar payments of the employees, and to provide COBRA continuation coverage to any individual who is a “qualified beneficiary” (within the meaning of the COBRA regulations under §4980B of the Code (the “COBRA Regulations”)) whose “qualifying event” (within the meaning of the COBRA Regulations) occurred prior to or in connection with the consummation of the transactions contemplated by this Agreement and who is, or whose qualifying event occurred in connection with, a “covered employee” (within the meaning of the COBRA Regulations) whose last employment prior to the qualifying event was associated with the TSI Business or Teligent, (ii) provide to all employees any notice (which notice shall be reasonably acceptable to the Buyer and TS Acquisition) required under any law or regulations in respect of such termination including, without limitation, WARN and COBRA, and (iii) terminate all Seller Plans prior to the TSI Closing and the Teligent Closing, as applicable, and to pay any and all Liabilities relating to such terminations including, without limitation any payments or benefits due under any Seller Plan, and any costs or expenses incurred in connection with the termination and winding down of the Seller Plans; provided, however, that Teligent may continue to maintain one or more “group health plans” (within the meaning of the COBRA Regulations) to the extent necessary to provide COBRA continuation coverage pursuant to clause (i) for so long as such COBRA continuation is provided. Each of TSI and Teligent shall be responsible for any and all liability under WARN or under any state or local law concerning layoffs or the closing or relocation of worksites or the like which arises out of or results from any termination of employment by TSI or Teligent on or before the TSI Closing or Teligent Closing, as the case may be.

7.5. Further Assurances. At any time and from time to time at or after the TSI Closing and the Teligent Closing, at the request of the Buyer or TS Acquisition and without further consideration, TSI and/or Teligent will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Buyer or TS Acquisition may reasonably determine is necessary to transfer, convey and assign to the Buyer or TS Acquisition, as applicable, and to confirm the Buyer’s or TS Acquisition’s title to or interest in the Acquired TSI Assets or Acquired Teligent Assets or Licenses, as applicable, to put the Buyer or TS Acquisition in actual possession and operating control of the Acquired TSI Assets or Acquired Teligent Assets or Licenses, as applicable and to assist the Buyer or TS Acquisition in exercising all rights with respect thereto.

7.6. Access. Each of TSI and Teligent will permit representatives of the Buyer and TS Acquisition to have reasonable access to all premises, properties, personnel, books, records (including Tax records), Contractual Obligations, and documents of or pertaining to TSI and Teligent through and until the TSI Closing and Teligent Closing, respectively, and pertaining to the Acquired TSI Assets after the TSI Closing and the Acquired Teligent Assets after the Teligent Closing.

7.7. Notice of Developments. Each Party will give prompt written notice to the other Party of any development causing a breach of any of its own representations and warranties contained in §§ 3, 4, 5 and 6. No disclosure by any Party pursuant to this § 7.7, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant.

7.8. Exclusivity. Each of TSI and Teligent will not (and each of TSI and Teligent will not cause or permit any of its officers, directors, agents or Affiliates to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person or enter into or consummate any transaction relating to the acquisition of any portion of the Acquired TSI Assets or Acquired Teligent Assets, including any acquisition structured as a merger, consolidation, or share exchange or (ii) participate in any discussions or negotiations regarding the foregoing. Each of TSI and Teligent shall promptly notify the Buyer and TS Acquisition of any inquiry or proposal received by it with respect to any such sale or disposition.

7.9. Public Announcements. Without prior written consent of the other Party, neither Party hereto nor its Affiliates, representatives or advisors will, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of, this Agreement, the other agreements and transactions contemplated hereby, or the specific matters discussed between the Parties, except as may be required by law. Notwithstanding the foregoing or anything contained herein or in any other agreement or other document between the Parties to the contrary, following the Closing, the Buyer and TS Acquisition shall be entitled to make any public comment, statement or communication with respect to, or otherwise disclose or permit disclosure of this Agreement, the other agreements and transactions contemplated hereby, or the specific matters discussed between the Parties, without the consent of or notice to TSI or Teligent.

7.10. Transfer Taxes. Each of TSI and TS Acquisition agrees to pay one-half of all Taxes on the transfer of the Acquired TSI Assets hereunder; provided, however, that any such Taxes based upon, or measured by, profits, revenues, gains, depreciation or income shall be borne solely by the Party on which they are imposed. Each of Teligent and the Buyer agrees to pay one-half of all Taxes on the transfer of the Acquired Teligent Assets hereunder; provided, however, that any such Taxes based upon, or measured by, profits, revenues, gains, depreciation or income shall be borne solely by the Party on which they are imposed.

7.11. Liquidation. Each of the Parties to this Agreement acknowledges that TSI intends to dissolve and liquidate as promptly following the TSI Closing as practicable. As part of such liquidation, the parties hereto acknowledge that TSI shall distribute all of the TSI Stock Consideration to Teligent. Each of the Parties to this Agreement acknowledges that Teligent intends to dissolve and liquidate as promptly following the Teligent Closing as practicable. As part of such liquidation, the parties hereto acknowledge that Teligent shall distribute all of the Teligent Stock Consideration to the Stockholders. Provided that the representations and warranties of a Stockholder in its Investor Representation Letter are true and correct as of a request date, and that Teligent and/or the Stockholder shall deliver to the Buyer any additional information that the Buyer shall reasonably request, the Buyer shall accept and process any transfer of the Stock Consideration by Teligent to a Stockholder and shall, upon receipt of the original stock certificate (or an affidavit of loss reasonably acceptable to the Buyer) and a properly executed stock power from Teligent, issue a stock certificate for the transferred portion of the Teligent Stock Consideration in the name of such Stockholder and deliver the same to such Stockholder. Teligent shall provide a copy of its plan of liquidation to the Buyer not less than 10 Business Days in advance of adoption thereof.

7.12. Non-Competition Agreements. At the TSI Closing, TSI shall enter into a Non-Compete Agreement in the form of Exhibit D attached hereto. At the Teligent Closing, Teligent shall enter into a Non-Compete Agreement, and shall use its reasonable best efforts to cause the Majority Stockholder to enter into, a Non-Compete Agreement, each in the form of Exhibit D attached hereto.

7.13. TSI Liquidation. Each of TSI and Teligent shall use its reasonable best efforts to consummate the TSI Liquidation as soon as practicable following the TSI Closing.

7.14. Post-Closing Accounts Receivable. Each of TSI and Teligent shall remit to TS Acquisition and the Buyer, respectively, within five (5) Business Days of receipt thereof, any cash or other payment received by TSI or Teligent after the TSI Closing or Teligent Closing, as applicable, with respect to pre-closing accounts receivable arising from or related to the Acquired TSI Assets or Acquired Teligent Assets, as applicable.

7.15. Post-Liquidation Cash. In connection with the completion of the liquidation of Teligent pursuant to Section 7.11 hereof, Teligent shall remit to the Buyer (i) within five (5) Business Days after March 31, 2005, all cash remaining in Teligent on March 31, 2005, except for $75,000, and (ii) within five (5) Business Days after December 31, 2006, all cash remaining in Teligent on December 31, 2006.

8. Conditions to Obligation to Close.

8.1. Conditions to Obligation of TS Acquisition. The obligation of TS Acquisition to consummate the transactions to be performed by it in connection with the TSI Closing is subject to satisfaction of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties made by TSI in this Agreement that are qualified by materiality or material adverse effect (or words of similar effect) shall be true and correct as of the date hereof and as of the TSI Closing Date as though made on and as of the TSI Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects as of the date hereof and as of the TSI Closing Date as though made on and as of the TSI Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date);

(b) Performance by TSI. TSI shall have performed and complied in all material respects with all of its covenants, agreements and obligations hereunder through the TSI Closing;

(c) Consents; Notices. TSI shall have (i) procured all of the governmental approvals, consents or authorizations and third party consents specified in § 3.9 and § 7.2 and (ii) provided all of the required notices specified in § 3.9;

(d) Stockholder Approval. All stockholder approvals necessary for consummation of the TSI Transaction shall have been obtained and shall be in full force and effect;

(e) Certificate. TSI shall have delivered to TS Acquisition a certificate to the effect that each of the conditions specified in §§ 8.1(a)-(d) are satisfied in all respects;

(f) No Injunction, etc. There shall have been no statute, rule, regulation, preliminary or permanent injunction, restraining order or decree of any nature by any Governmental Entity of competent jurisdiction that is in effect that restrains or prohibits the consummation of any of the transactions contemplated by this Agreement; and no action or proceeding before any Governmental Authority shall have been instituted by a Governmental Authority or other person or threatened by any Government Authority which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement;

(g) HSR Matters. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

(h) Non-Compete Agreements. TSI shall have each executed and delivered to the Buyer a Non-Compete Agreement in the form of Exhibit D attached hereto;

(i) Release of Liens. All of the Acquired TSI Assets shall be free and clear of all Liens (other than Permitted Liens) and TS Acquisition shall have received evidence of the release of all Liens (other than Permitted Liens) and the termination of all financing statements, if any, as may be reasonably requested by TS Acquisition;

(j) Investor Representation Letters. TSI shall have executed and delivered to the Buyer an investor representation letter in the form of Exhibit I attached hereto;

(k) FIRPTA Certificate. TS Acquisition shall have received a certification (in such form as may be reasonably requested by counsel to TS Acquisition) conforming to the requirements of Treasury Regulations 1.1445-2(b)(2);

(l) Opinion. TS Acquisition shall have received from counsel to TSI an opinion in form and substance as set forth in Exhibit J attached hereto, addressed to TS Acquisition, and dated as of the TSI Closing Date; and

(m) Satisfaction of Teligent Closing Conditions. Teligent shall have satisfied all of the conditions to the obligation of the Buyer set forth in § 8.2 hereof, other than those conditions set forth in §§ 8.2(e), 8.2(k), 8.2(l), 8.2(n), 8.2(o), 8.2(p), 8.2(q), 8.2(r) and 8.2(s).

(n) All Necessary Actions. All actions reasonably necessary or desirable to be taken by TSI in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents reasonably required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to TS Acquisition.

TS Acquisition may waive any condition specified in this § 8.1 if it executes a writing so stating at or prior to the TSI Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

8.2. Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Teligent Closing is subject to satisfaction of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties made by Teligent in this Agreement that are qualified by materiality or material adverse effect (or words of similar effect) shall be true and correct as of the date hereof and as of the Teligent Closing Date as though made on and as of the Teligent

Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects as of the date hereof and as of the Teligent Closing Date as though made on and as of the Teligent Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date);

(b) Performance by Teligent. Teligent shall have performed and complied in all material respects with all of its covenants, agreements and obligations hereunder through the Teligent Closing;

(c) Consents; Notices. Teligent shall have (i) procured all of the governmental approvals, consents or authorizations and third party consents specified in § 3.9 and § 7.2 and (ii) provided all of the required notices specified in § 3.9;

(d) Stockholder Approval. All stockholder approvals necessary for consummation of the Teligent Transaction shall have been obtained and shall be in full force and effect;

(e) Certificate. Teligent shall have delivered to the Buyer a certificate to the effect that each of the conditions specified in §§ 8.1(a)-(d) are satisfied in all respects;

(f) No Injunction, etc. There shall have been no statute, rule, regulation, preliminary or permanent injunction, restraining order or decree of any nature by any Governmental Entity of competent jurisdiction that is in effect that restrains or prohibits the consummation of any of the transactions contemplated by this Agreement; and no action or proceeding before any Governmental Authority shall have been instituted by a Governmental Authority or other person or threatened by any Government Authority which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement;

(g) FCC Consent. Without limiting the generality of § 8.1(c), the FCC shall have consented to the assignment of all of the Licenses, and such consent shall have become a Final Order (as defined below), without any conditions or restrictions that materially affect the Buyer, the value of the Licenses or operations pursuant to the Licenses or any conditions or restrictions materially different than the normal consents issued by the FCC to other wireless license holders at the Closing Date (such consents are referred to herein collectively as the “FCC Consents”). In the event that any FCC order approving the transfer of the Licenses to the Buyer imposes such conditions, this condition shall not be satisfied until such conditions are removed or eliminated, and Teligent and the Buyer shall cooperate with one another in obtaining the removal or elimination of such restrictions. “Final Order” means an action by the FCC giving its consent to the assignment of the Licenses, with respect to which no request for stay, timely petition for rehearing, reconsideration or appeal is pending, and as to which the time for filing any petition for rehearing, reconsideration or appeal has expired and with respect to which the time for agency reconsideration or review taken on its own motion has expired without the FCC having given notice of such a reconsideration or review on its own motion, or in the event of the filing of such request, timely petition or appeal, an action which shall have been reaffirmed or upheld and with respect to which the time for seeking further administrative or judicial review shall have expired;

(h) HSR Matters. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

(i) Option Exercise. To the extent the Singh Option has been exercised, the Buyer shall have received evidence in form and substance reasonably satisfactory to the Buyer of cash payment with respect thereto;

(j) Changes. There shall not have been any material adverse change specific to the Licenses, it being understood that changes affecting the wireless communications industry generally shall not be deemed specific to the Licenses;

(k) Opinion. The Buyer shall have received from counsel to Teligent an opinion in form and substance as set forth in Exhibit K attached hereto, addressed to the Buyer, and dated as of the Teligent Closing Date;

(l) Non-Compete Agreements. Teligent and the Majority Stockholder shall have each executed and delivered to the Buyer a Non-Compete Agreement in the form of Exhibit D attached hereto;

(m) Release of Liens. All of the Acquired Teligent Assets shall be free and clear of all Liens (other than Permitted Liens) and the Buyer shall have received evidence of the release of all Liens (other than Permitted Liens) and the termination of all financing statements, if any, as may be reasonably requested by the Buyer;

(n) Investor Representation Letters. Teligent, each of the Stockholders and the holder of the Singh Option shall have executed and delivered to the Buyer investor representation letters in the form of Exhibit I attached hereto;

(o) FIRPTA Certificate. The Buyer shall have received a certification (in such form as may be reasonably requested by counsel to the Buyer) conforming to the requirements of Treasury Regulations 1.1445-2(b)(2);

(p) TSI Closing. The TSI Closing shall have been consummated;

(q) Certificate of Dissolution of TSI. Teligent shall have delivered to the Buyer a copy of the Certificate of Dissolution of TSI filed with the Delaware Secretary of State; and

(r) Delivery of TSI Stock Consideration. The Buyer shall have received from Teligent a fully executed stock power, the stock certificate representing the TSI Stock Consideration and any other documentation deemed necessary by the Buyer to transfer the TSI Stock Consideration to the Buyer.

(s) Assignment of Proceeds. Teligent shall have delivered to the Buyer an assignment of proceeds with respect to the LD Sale Agreement and the $167,000 of restricted cash.

(t) All Necessary Actions. All actions reasonably necessary or desirable to be taken by Teligent in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents reasonably required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this § 8.2 if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

8.3. Conditions to Obligations of TSI. The obligation of TSI to consummate the transactions to be performed by it in connection with the TSI Closing is subject to satisfaction of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties made by TS Acquisition in this Agreement that are qualified by materiality or material adverse effect (or words of similar effect) shall be true and correct as of the date hereof and as of the TSI Closing Date as though made on and as of the TSI Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects as of the date hereof and as of the TSI Closing Date as though made on and as of the TSI Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date);

(b) Performance by TS Acquisition. TS Acquisition shall have performed and complied in all material respects with all of its covenants, agreements and obligations hereunder through the TSI Closing;

(c) Stockholder Approval. All stockholder approvals necessary for consummation of the TSI Transaction shall have been obtained and shall be in full force and effect;

(d) Certificate. TS Acquisition shall have delivered to TSI a certificate to the effect that each of the conditions specified in §§ 8.3(a) and (b) is satisfied in all respects;

(e) No Injunction, etc. There shall have been no statute, rule, regulation, preliminary or permanent injunction, restraining order or decree of any nature by any Governmental Entity of competent jurisdiction that is in effect that restrains or prohibits the consummation of any of the transactions contemplated by this Agreement; and no action or proceeding before any Governmental Authority shall have been instituted by a Governmental Authority or other person or threatened by any Government Authority which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement;

(f) HSR Matters. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

(g) Satisfaction of Buyer Closing Conditions. The Buyer shall have satisfied all of the conditions to the obligation of Teligent set forth in § 8.4 hereof, other than those conditions set forth in §§ 8.4(d), 8.4(h), 8.4 (i) and 8.4(j); and

(h) All Necessary Actions. All actions reasonably necessary or desirable to be taken TS Acquisition in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents reasonably required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to TSI.

TSI may waive any condition specified in this § 8.3 if it executes a writing so stating at or prior to the TSI Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

8.4. Conditions to Obligations of Teligent. The obligation of Teligent to consummate the transactions to be performed by it in connection with the Teligent Closing is subject to satisfaction of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties made by the Buyer in this Agreement that are qualified by materiality or material adverse effect (or words of similar effect) shall be true and correct as of the date hereof and as of the Teligent Closing Date as though made on and as of the Teligent Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects as of the date hereof and as of the Teligent Closing Date as though made on and as of the Teligent Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date);

(b) Performance by the Buyer. The Buyer shall have performed and complied in all material respects with all of its covenants, agreements and obligations hereunder through the Teligent Closing;

(c) Stockholder Approval. All stockholder approvals necessary for consummation of the Teligent Transaction shall have been obtained and shall be in full force and effect;

(d) Certificate. The Buyer shall have delivered to Teligent a certificate to the effect that each of the conditions specified in §§ 8.3(a) and (b) is satisfied in all respects;

(e) No Injunction, etc. There shall have been no statute, rule, regulation, preliminary or permanent injunction, restraining order or decree of any nature by any Governmental Entity of competent jurisdiction that is in effect that restrains or prohibits the consummation of any of the transactions contemplated by this Agreement; and no action or proceeding before any Governmental Authority shall have been instituted by a Governmental Authority or other person or threatened by any Government Authority which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement;

(f) FCC Consent. The FCC shall have consented to the assignment of the Licenses to be transferred at the Teligent Closing to the Buyer.

(g) HSR Matters. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

(h) Registration Rights Agreement. The Buyer shall have executed and delivered to Teligent and the holder of the Singh Option the Third Amended and Restated Registration Rights Agreement in the form of Exhibit H attached hereto;

(i) TSI Liquidation. The TSI Liquidation shall have been consummated;

(j) Opinion. Teligent shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit L attached hereto, addressed to Teligent, and dated as of the Teligent Closing Date; and

(k) Changes. There shall not have been any material adverse change specific to the Buyer Wireless Licenses, it being understood that changes affecting the wireless communications industry generally shall not be deemed specific to the Buyer Wireless Licenses.

(l) All Necessary Actions. All actions reasonably necessary or desirable to be taken the Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents reasonably required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Teligent.

Teligent may waive any condition specified in this § 8.4 if it executes a writing so stating at or prior to the Teligent Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

9. Confidentiality. Teligent and the Buyer hereby agree that the terms and provisions of the letter agreement between Teligent and the Buyer with respect to confidentiality and non-disclosure dated as of January 28, 2003 are in full force and effect.

10.	Termination.

10.1. Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) the Parties may terminate this Agreement by mutual written consent at any time prior to the TSI Closing;

(b) the Buyer may terminate this Agreement by giving written notice to TSI and Teligent at any time after March 31, 2005, if the conditions set forth in §§ 8.1 or 8.2 shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated by TSI or Teligent, as applicable, by such time, provided, that if prior to such date, the FCC has granted one or more applications to assign the Licenses, but such consent is not yet a Final Order, Teligent may extend such date for 90 days by notice to the Buyer;

(c) TSI or Teligent may terminate this Agreement by giving written notice to the Buyer and TS Acquisition at any time after March 31, 2005, if the conditions set forth in §§ 8.3 and 8.4 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated by the Buyer or TS Acquisition, as applicable, by such time.

10.2. Effect of Termination. If any Party terminates this Agreement pursuant to § 10.1, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach and except as specified herein). Notwithstanding any termination of this Agreement pursuant to § 10.1, the provisions of § 9 shall remain in full force and effect.

11. Miscellaneous.

11.1. No Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall not survive the TSI Closing or the Teligent Closing, as applicable, and no claims may be asserted with respect thereto after the TSI Closing or the Teligent Closing, as applicable.

11.2. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.3. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

11.4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder, but no such assignment shall relieve the Buyer of any of its obligations hereunder.

11.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.6. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) one (1) Business Day following the date sent when sent by overnight delivery by recognized overnight courier service for delivery on the next Business Day and (iii) five (5) Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to TSI:

c/o Teligent, Inc.

P.O. Box 9030

Reston, Virginia 20195

Facsimile: (703) 326-4470

Attention: Thomas A. Scott

Copy to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Facsimile: (713) 238-7111

Attention: W. Mark Young

If to Teligent:

Teligent, Inc.

P.O. Box 9030

Reston, Virginia 20195

Facsimile: (703) 326-4470

Attention: Thomas A. Scott

Copy to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Facsimile: (713) 238-7111

Attention: W. Mark Young

If to TS Acquisition:

c/o First Avenue Networks, Inc.

230 Court Square; Suite 202

Charlottesville, VA 22902

Facsimile: (434) 220-4978

Attention: Sandra Thomas Watson

Copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Facsimile: (617) 951-7050

Attention: Joel F. Freedman

If to the Buyer:

First Avenue Networks, Inc.

230 Court Square; Suite 202

Charlottesville, VA 22902

Facsimile: (434) 220-4978

Attention: Sandra Thomas Watson

Copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Facsimile: (617) 951-7050

Attention: Joel F. Freedman

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

11.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

11.9. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, TS Acquisition, TSI and Teligent. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.11. Expenses. Except as otherwise provided herein, each of the Buyer, TS Acquisition, TSI and Teligent will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.12. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the appropriate disclosure schedule identifies the exception. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

11.13. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.14. Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that each of the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

11.15. Waiver of Jury Trial.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

11.16. Control of Teligent. Nothing in this Agreement shall be construed to permit the Buyer to assume, or Teligent to abdicate, control over the Licenses between the date of this Agreement and the Teligent Closing Date.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

FIRST AVENUE NETWORKS, INC.

By:	/s/ Sandra Thomas Watson

Title:	CFO, Secretary and Treasurer

TELIGENT SERVICES ACQUISITION, INC.

By:	/s/ Sandra Thomas Watson

Title:	CFO, Secretary and Treasurer

TELIGENT, INC.

By:	/s/ Thomas A. Scott

Title:	President & COO

TELIGENT SERVICES, INC.

By:	/s/ Thomas A. Scott

Title:	President & COO